AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of July 9, 2008

Among

EASTMAN CHEMICAL FINANCIAL CORPORATION,
as Seller and initial Servicer,

THREE PILLARS FUNDING LLC,

VICTORY RECEIVABLES CORPORATION,

SUNTRUST BANK,

SUNTRUST ROBINSON HUMPHREY, INC., as TPF Agent and as Co-Administrative Agent,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, individually, as Victory Agent and as Administrative Agent

TABLE OF CONTENTS

ARTICLE I. AMOUNTS AND TERMS OF THE PURCHASES
Section 1.1	Purchase Facility
Section 1.2	Receivable Interest Increases
Section 1.3	Receivable Interest Decreases
Section 1.4	Payment Requirements
ARTICLE II. CONDUIT PURCHASES
Section 2.1	CP Costs
Section 2.2	Calculation of CP Costs
Section 2.3	CP Costs Payments
Section 2.4	Late Charges
Section 2.5	Selection of Tranche Periods
ARTICLE III. PAYMENTS AND COLLECTIONS
Section 3.1	Payments
Section 3.2	Collections Prior to Liquidation
Section 3.3	Collections Following Liquidation
Section 3.4	Application of Collections
Section 3.5	Payment Rescission
Section 3.6	Limitation on Receivable Interests
ARTICLE IV. LIQUIDITY BANK PURCHASES
Section 4.1	Liquidity Bank Funding
Section 4.2	Discount Payments to Liquidity Banks
Section 4.3	Selection and Continuation of Tranche Periods
Section 4.4	Liquidity Bank Discount Rates
Section 4.5	Suspension of the LIBO Rate
Section 4.6	Late Charges
ARTICLE V. REPRESENTATIONS AND WARRANTIES
Section 5.1	Seller Party Representations and Warranties
Section 5.2	Liquidity Bank Representations and Warranties
ARTICLE VI. CONDITIONS OF PURCHASES
Section 6.1	Conditions Precedent to Initial Purchase
Section 6.2	Conditions Precedent to All Incremental Purchases and Reinvestments
ARTICLE VII. COVENANTS
Section 7.1	Affirmative Covenants of Seller Parties
Section 7.2
ARTICLE VIII. ADMINISTRATION AND COLLECTION
Section 8.1	Negative Covenants of the Seller Parties
Section 8.2	Designation of Servicer
Section 8.3	Collection Notices
Section 8.4	Responsibilities of the Seller
Section 8.5	Receivables Reports
Section 8.6	Servicer Fee
ARTICLE IX. SERVICER DEFAULTS
Section 9.1	Servicer Default

ARTICLE X. INDEMNIFICATION
Section 10.1	Indemnities by the Seller
Section 10.2	Increased Cost and Reduced Return
Section 10.3	Costs and Expenses Relating to this Agreement
ARTICLE XI. THE AGENTS
Section 11.1	Authorization and Action
Section 11.2	Delegation of Duties
Section 11.3	Exculpatory Provisions
Section 11.4	Reliance by Agents
Section 11.5	Non-Reliance on Agents and Other Purchasers
Section 11.6	Reimbursement and Indemnification
Section 11.7	Each Agent in its Individual Capacity
ARTICLE XII. [INTENTIONALLY DELETED]
ARTICLE XIII. ASSIGNMENTS; PARTICIPATIONS
Section 13.1	Assignments
Section 13.2	Participations
Section 13.3	Federal Reserve
ARTICLE XIV. MISCELLANEOUS
Section 14.1	Waivers and Amendments
Section 14.2	Notices
Section 14.3	Ratable Payments
Section 14.4	Protection of the Interests of the Administrative Agent
Section 14.5	Confidentiality
Section 14.6	Bankruptcy Petition
Section 14.7	Limitation of Liability
Section 14.8	CHOICE OF LAW
Section 14.9	CONSENT TO JURISDICTION
Section 14.10	WAIVER OF JURY TRIAL
Section 14.11	Integration; Survival of Terms
Section 14.12	Counterparts; Severability
Section 14.13	Co-Agent Roles
Section 14.14	Characterization
Section 14.15	Release of Liens

EXHIBITS AND SCHEDULES

Exhibit I	Definitions
Exhibit II	Chief Executive Office; Place(s) of Business; Records Locations; FEIN
Exhibit III	Collection Accounts
Exhibit IV	Form of Compliance Certificate
Exhibit V	Form of Compliance Certificate
Exhibit VI	Form of Purchase Notice
Exhibit VII	Form of Reduction Notice
Exhibit VIII	Form of Performance Indemnity
Schedule I	Closing Documents

THIS AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of July 9, 2008 (as amended, restated or otherwise modified from time to time, this “Agreement”), is by and among Eastman Chemical Financial Corporation, a Delaware corporation, as seller (the “Seller”) and as initial Servicer, Three Pillars Funding LLC (“TPF” or a “Conduit”), Victory Receivables Corporation (“Victory” or a “Conduit”), SunTrust Bank (“SunTrust”), as a TPF Liquidity Bank, SunTrust Robinson Humphrey, Inc. (“STRH”), as TPF Agent and as Co-Administrative Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“BTMU”), individually as a Victory Liquidity Bank, as Victory Agent and as Administrative Agent.  Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto.  This Agreement amends and restates in its entirety that certain Receivables Purchase Agreement dated as of July 14, 2005 among the parties hereto, as amended from time to time.

PRELIMINARY STATEMENTS

The Seller desires to transfer and assign Receivable Interests to the Administrative Agent for the benefit of the Purchasers from time to time.

Each of the Conduits may, in its absolute and sole discretion, purchase its Group’s Percentage of each Receivable Interest from the Seller from time to time.

In the event that any Conduit declines to make any Purchase, its Liquidity Banks shall, at the request of the Seller, purchase its Group’s Percentage of the Receivable Interests from time to time.

BTMU has been requested and is willing to act as agent on behalf of Victory and the Victory Liquidity Banks (collectively, the “Victory Group”) in accordance with the terms hereof.  BTMU has also been requested and is willing to act as Administrative Agent on behalf of the Groups in accordance with the terms hereof.

STRH has been requested and is willing to act as agent on behalf of TPF and the TPF Liquidity Banks (collectively, the “TPF Group”) in accordance with the terms hereof.  STRH has also been requested and is willing to act as Co-Administrative Agent on behalf of the Groups in accordance with the terms hereof.

ARTICLE I.

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1 Purchase Facility.

(a) Upon the terms and subject to the conditions hereof, the Seller may, at its option, sell and assign Receivable Interests to the Administrative Agent for the ratable benefit of the Groups in accordance with their respective Percentages.  From time to time during the period from the date hereof to but not including the Facility Termination Date, each of the Conduits (or its Co-Agent, on behalf of such Conduit) may, at its option, instruct the Administrative Agent to purchase such Conduit’s Group’s Percentage of each Receivable Interest on behalf of such Conduit or, if such Conduit declines to purchase any such Percentage (unless the Seller cancels such Purchase as to both Groups in accordance with Section 1.2), the Administrative Agent shall purchase such Percentage on behalf of such Conduit’s Liquidity Banks; provided, however, that in no event will the aggregate Capital outstanding at any one time with respect to all Receivable Interests of the Purchasers in any Group exceed such Group’s Group Limit.  The Seller hereby assigns, transfers and conveys to the Administrative Agent, for the benefit of the applicable Purchasers, and the Administrative Agent hereby acquires, all of the Seller’s now owned and existing and hereafter arising or acquired right, title and interest in and to the Receivable Interests.

(b) The Seller may, upon at least 10 Business Days’ notice to the Agents, terminate in whole or reduce in part, ratably between the Groups (and within each Group, ratably among the Liquidity Banks), the unused portion of the Group Purchase Limits; provided that each partial reduction of a Group Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof.

Section 1.2 Receivable Interest Increases

.  The Seller shall provide each of the Agents with at least two (2) Business Day’s prior notice in the form of Exhibit VI hereto (each, a “Purchase Notice”) of the initial Purchase and each subsequent Incremental Purchase; provided, however, that in the case of a Receivable Interest that will accrue Discount at a LIBO Rate, such Purchase Notice shall be given at least three (3) Business Days prior to the proposed Purchase Date.  Each Purchase Notice shall, except as set forth below, be irrevocable and shall specify a requested Purchase Price and each Group’s Percentage thereof (which shall not be less than $1,000,000 per Group) and the proposed Purchase Date.  Following receipt of a Purchase Notice, each of the Co-Agents will determine whether its Conduit agrees to make its Group’s Percentage of the Purchase.  If a Conduit declines to make its Group’s Percentage of a proposed Purchase, its Co-Agent shall promptly advise the Seller Parties and the Administrative Agent of such fact, and (i) the Seller may thereupon cancel the Purchase Notice as to both Groups or (ii) in the absence of such a cancellation, the Incremental Purchase of the declining Conduit’s Group’s Percentage of the Receivable Interest will be made by its Liquidity Banks, and the Incremental Purchase of the other Conduit’s Group’s Percentage of the Receivable Interest will be made by such other Conduit.  On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, each of the Conduits or its Liquidity Banks, as applicable, shall deposit to the Seller’s account no.                                                           in immediately available funds, no later than 2:00 p.m. (New York time), an amount equal to (i) in the case of a Conduit, its Group’s Percentage of the Purchase Price of such Receivable Interest or (ii) in the case of a Liquidity Bank, such Liquidity Bank’s Pro Rata Share of its Group’s Percentage of such Purchase Price.

Section 1.3 Receivable Interest Decreases

.  The Seller shall provide each of the Agents with irrevocable prior written notice in the form of Exhibit VII hereto of any reduction of Capital requested by the Seller (each, a “Reduction Notice”), which reduction shall be made only if both Co-Agents consent thereto.  Such Reduction Notice shall designate (i) the Business Day (the “Proposed Reduction Date”) upon which any such reduction of Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the aggregate amount of Capital to be reduced (the “Aggregate Reduction”) and each Group’s Percentage thereof.  If both Co-Agents consent to a requested reduction, such reduction shall be made ratably amongst the Purchasers in accordance with their respective amounts of outstanding Capital.  Only one (1) Reduction Notice shall be outstanding at any time.  If for any reason, the Aggregate Reduction shall not occur on the applicable Proposed Reduction Date taking into account the Required Notice Period, the Seller shall be liable for any Early Collection Fees or Broken Funding Costs which the Co-Agents determine to be applicable.

Section 1.4 Payment Requirements

.  All amounts to be paid or deposited by any Person hereunder pursuant to Sections 1.3, 2.1, 2.2, 3.1, 3.2, 3.3, 3.5, 3.6 and 4.2 which represent a payment in respect of Capital shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Eastern time) on the date when due in immediately available funds (it being understood that, in the case of a payment to or for the benefit of a Conduit, such deadline is required to comply with Section B(1)(a) of the DTC Operational Arrangements and the DTC Notice (B#2078-07) dated September 11, 2007).  All amounts to be paid or deposited by any Person hereunder pursuant to Sections 1.3, 2.1, 2.2, 3.1, 3.2, 3.3, 3.5, 3.6 and 4.2  which represent a payment in respect of Aggregate Unpaids other than Capital shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Eastern time) on the date when due in immediately available funds (it being understood that, in the case of a payment to or for the benefit of a Conduit, such deadline is required to comply with Section B(1)(a) of the DTC Operational Arrangements and the DTC Notice (B#2078-07) dated September 11, 2007).  Any amounts not received by the times specified in the preceding two sentences shall be deemed to be received on the next succeeding Business Day.  All computations of Discount, Unused Fees and Program Fees shall be made on the basis of a year of 360 days for the actual number of days elapsed.  If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.  All amounts to be paid to any of the Purchasers shall be paid to such account of such Purchaser’s Co-Agent as may be specified in writing from time to time.

ARTICLE II.

CONDUIT PURCHASES

Section 2.1 CP Costs

.  The Seller shall pay CP Costs with respect to the Capital of all Receivable Interests funded through the issuance of Commercial Paper.  Each portion of a Receivable Interest of a Pool-Funded Conduit that is funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share that the Capital in respect of such portion represents in relation to all assets held by such Pool-Funded Conduit and funded substantially with related Pooled Commercial Paper.

Section 2.2 Calculation of CP Costs

.  Not later than the 2nd Business Day of each month, each of the Co-Agents shall calculate the aggregate amount of CP Costs applicable to its Conduit’s Receivable Interests for the month (or portion thereof) then most recently ended and shall notify the Seller of such aggregate amount.

Section 2.3 CP Costs Payments

.  On each Settlement Date, Seller shall pay to each of the Co-Agents (for the benefit of its Conduit) an aggregate amount equal to all accrued and unpaid CP Costs in respect of such Conduit’s Capital for the month (or portion thereof) then most recently ended in accordance with Article II.

Section 2.4 Late Charges

.  From and after the occurrence of a Servicer Default and during the continuance thereof, at the discretion of a Co-Agent, all Receivable Interests of the Conduit in its Group shall accrue Late Charges in lieu of CP Costs.

Section 2.5 Selection of Tranche Periods

.  At any time while TPF is not a Pool-Funded Conduit, the Seller may from time to time (after consultation with the TPF Agent) request specific maturity dates for the Related Commercial Paper.  The TPF Agent shall accept such request unless it determines, in its sole discretion, that the related tranche period is unavailable or commercially undesirable.

ARTICLE III.

PAYMENTS AND COLLECTIONS

Section 3.1 Payments

.  Notwithstanding any limitation on recourse contained in this Agreement, the Seller shall pay to each of the Co-Agents when due, for the account of the relevant Purchaser(s) in its Group, on a full-recourse basis, all of the following (collectively, the “Obligations”):  (i) all Administration Fees, Program Fees and Unused Fees, (ii) all CP Costs, (iii) all amounts payable as Discount, (iv) all amounts payable as Deemed Collections, (v) all amounts payable to reduce Capital if required pursuant to Section 1.3 or 3.6 hereof, (vi) all other amounts payable by the Seller pursuant to the Transaction Documents from time to time, (vii) all amounts payable pursuant to Article X, if any, (viii) all Early Collection Fees, (ix) all Broken Funding Costs, and (x) all Late Charges.  If the Seller fails to pay any of the Obligations when due, the Seller agrees to pay, on demand, the Late Charge in respect thereof.  Notwithstanding the foregoing, no provision of this Agreement or the Fee Letters shall require payment or permit the collection of any Obligations in excess of the maximum permitted by applicable law.

Section 3.2 Collections Prior to Liquidation

.  Prior to the Facility Termination Date, any Collection or Collections received by the Servicer (after the initial Purchase of a Receivable Interest hereunder and on or prior to the Facility Termination Date) shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Obligations owed by the Seller, and not previously paid by the Seller in accordance with Section 3.1 hereof.  On each Settlement Date prior to the occurrence of the Facility Termination Date, the Servicer shall remit to each of the Co-Agents its Group’s Percentage of the amounts accrued and owing for the preceding Settlement Period (if not previously paid in accordance with Section 3.1 hereof) and apply such amounts to reduce unpaid Obligations.  To the extent that Collections set aside pursuant to the first sentence of this Section 3.2 are insufficient to make all payments required by the preceding sentence, the Seller shall demand payment of the Demand Advances in an amount equal to the lesser of (a) the deficiency in the amount remitted by the Servicer, and (b) the aggregate principal amount of Demand Advances then outstanding, together with all accrued and unpaid interest thereon, and shall forthwith turn such amounts over to the Co-Agents.  If such Obligations shall be reduced to zero, any additional Collections received by the Servicer shall (i) if applicable, be remitted to the Co-Agents no later than 12:00 noon (Eastern time) to the extent required to fund any Aggregate Reduction on such Settlement Date, and (ii) thereafter be remitted from the Servicer to the Seller on such Settlement Date and shall be applied by the Seller, simultaneously with such receipt, as a reinvestment (each, a “Reinvestment”) with that portion of each and every Collection received by the Servicer that is part of such Receivable Interest, such that after giving effect to such Reinvestment, the amount of Capital of such Receivable Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt.

Section 3.3 Collections Following Liquidation

.  On each day from and after the Facility Termination Date, the Servicer shall set aside and hold in trust for the Purchasers, all Collections received on such day for the payment of any Aggregate Unpaids not previously paid by the Seller in accordance with Section 3.1 hereof.  To the extent that Collections set aside pursuant to the preceding sentence are insufficient to pay the Aggregate Unpaids in full, the Seller shall demand payment on the Demand Advances in an amount equal to the lesser of (a) the deficiency in the amount remitted by the Servicer, and (b) the aggregate principal amount of Demand Advances then outstanding, together with all accrued and unpaid interest thereon, and shall forthwith turn such amounts over to each of the Co-Agents, its Group’s Percentage thereof.

Section 3.4 Application of Collections

.  If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 3.2 or 3.3 (as applicable), after taking into account all payments received in respect of the Demand Advances pursuant to such Sections, funds shall be distributed as follows:

first, to the reimbursement of the Agents’ reasonable costs of collection and enforcement of this Agreement,

second, if the Seller (or one of its Affiliates) is not then acting as the Servicer, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, third, in payment of all accrued and unpaid CP Costs and Discount,

fourth, (if applicable) in reduction of Capital of the Receivable Interests, and fifth, in payment of all other unpaid Obligations.

Collections allocated to the Capital of Receivable Interests shall be shared ratably by the Groups in accordance with their respective Percentages and within each Group, ratably by the Purchasers in accordance with the amount of Capital owing to each of them.  Collections allocated to the Capital or Discount of Receivable Interests of the Liquidity Banks shall be shared ratably by the Groups in accordance with their respective amounts thereof, and within each Group, ratably by the Liquidity Banks in such Group in accordance with their Pro Rata Shares.  Collections applied to the payment of all other Obligations shall be allocated ratably among the Agents and the Purchasers in accordance with the amount of such Obligations owing to each of them.  If at any time the Seller receives any Collections or is deemed to receive any Collections (except for Collections received as a Reinvestment pursuant to Section 3.2 hereof), the Seller shall immediately pay such Collections or deemed Collections to the Servicer and, at all times prior to such payment, such Collections shall be held in trust by the Seller for the exclusive benefit of the Purchasers and the Agents.  Notwithstanding the limitations contained in the previous sentence, following the date on which the Obligations have been indefeasibly reduced to zero, the Servicer shall pay to the Seller any remaining Collections set aside and held by the Servicer pursuant to Section 3.3.

Section 3.5 Payment Rescission

.  No payment or Collection shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application or law or judicial authority, or must otherwise be returned or refunded for any reason.  The Seller shall remain obligated for the amount of any amount so rescinded, returned or refunded, and shall promptly pay to the applicable Co-Agent (for application to the Person or Persons who suffered such rescission, return or refund) an amount (but not in excess of the aggregate amount of all Collections previously received by the Seller pursuant to Section 3.3) equal to all payments so rescinded, returned or refunded, plus, in the case of a payment of or Collection applied to Capital, the Late Charge thereon from the date of rescission, return or refunding.

Section 3.6 Limitation on Receivable Interests

.  The Seller shall ensure that the Receivable Interests of the Groups at no time exceed 100%.  If the aggregate of the Receivable Interests of the Groups exceeds 100%, the Seller shall, on or within two (2) Business Days thereafter, pay to each of the Co-Agents its Group’s Percentage of an amount to be applied to reduce the Capital of its Group’s Receivable Interests (as allocated by such Co-Agent), such that after giving effect to such payment and at all times thereafter, the aggregate of the Receivable Interests of the Groups equals or is less than 100%.

ARTICLE IV.

LIQUIDITY BANK PURCHASES

Section 4.1 Liquidity Bank Funding

.  Each Receivable Interest of the Liquidity Banks shall accrue Discount at either the LIBO Rate or the Base Rate in accordance with the terms and conditions hereof.  Discount shall accrue for each such Receivable Interest for each day occurring during the Tranche Period associated with either the LIBO Rate or the Base Rate therefor.  If any Funding Source acquires by assignment or otherwise any interest in a Receivable Interest pursuant to a Funding Agreement, such interest shall be deemed to have a new Tranche Period commencing on the date of any such acquisition.

Section 4.2 Discount Payments to Liquidity Banks

.  On the last day of the relevant Tranche Period in respect of each Receivable Interest of the Liquidity Banks, the Seller shall pay to each of the Co-Agents (for the benefit of the Liquidity Banks in its Group) an aggregate amount equal to the accrued and unpaid Discount for the entire Tranche Period of each such Receivable Interest.

Section 4.3 Selection and Continuation of Tranche Periods.

(a) With consultation from (and approval by) the applicable Co-Agent, the Seller shall from time to time request Tranche Periods for the Receivable Interests of the Liquidity Banks, provided that, if at any time the Liquidity Banks shall have a Receivable Interest, the Seller shall always request Tranche Periods such that at least one Tranche Period shall end on each Settlement Date.

(b) The Seller or the applicable Co-Agent may, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the “Terminating Tranche”), for any Receivable Interest, take any of the following actions to continue such Terminating Tranche:  (i) divide any such Receivable Interest into two or more Receivable Interests having aggregate Capital of such divided Receivable Interest, (ii) combine any such Receivable Interest with another Receivable Interest having a Terminating Tranche ending on the same day (creating a new Receivable Interest having Capital equal to the Capital of the two Receivable Interests combined) or (iii) combine any such Receivable Interest with a new Receivable Interest to be purchased on such day by the Liquidity Banks (creating a new Receivable Interest having Capital equal to the Capital of the two Receivable Interests combined), provided that in no event may a Receivable Interest of a Conduit be combined with a Receivable Interest of any Liquidity Bank.

Section 4.4 Liquidity Bank Discount Rates

.  The Seller may select the LIBO Rate or the Base Rate for the Receivable Interests of the Liquidity Banks in each Group.  The Seller shall by 12:00 noon (New York time):  (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount Rate, and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Base Rate is being requested as a new Discount Rate, give the applicable Co-Agent irrevocable notice of the new Discount Rate for the Receivable Interest associated with such Terminating Tranche.  Until the Seller gives notice to the applicable Co-Agent of another Discount Rate, the initial Discount Rate for any Receivable Interest transferred to the Liquidity Banks pursuant to a Funding Agreement shall be the Base Rate.

Section 4.5 Suspension of the LIBO Rate.

(a) If any Liquidity Bank notifies its Co-Agent that it has determined that funding its Pro Rata Share of the Receivable Interests of the Liquidity Banks in its Group at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Receivable Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Receivable Interest at such LIBO Rate, then the applicable Co-Agent shall suspend the availability of such LIBO Rate for its Group and require the Seller to select the Base Rate for any Receivable Interest of its Group that has been accruing Discount at such LIBO Rate.

(b) If less than all of the Liquidity Banks in a Group give a notice to the applicable Co-Agent pursuant to Section 4.5(a), each Liquidity Bank which gave such a notice shall be obliged, at the request of the Seller or such Co-Agent, to assign all of its rights and obligations hereunder to (i) another Liquidity Bank or (ii) another financial institution nominated by the Seller or such Co-Agent that is acceptable to the applicable Conduit and willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Liquidity Bank; provided that (i) the notifying Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Liquidity Bank’s Pro Rata Share of the Capital and Discount owing to all of the Liquidity Banks in that Group and all accruing but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Receivable Interests of the Liquidity Banks in such Group, and (ii) the replacement Liquidity Bank otherwise satisfies the requirements of Section 13.1(b).

Section 4.6 Late Charges

  From and after the occurrence of a Servicer Default and during the continuance thereof, at the discretion of a Co-Agent, all Receivable Interests of the Liquidity Banks in its Group shall accrue Late Charges in lieu of Discount.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1 Seller Party Representations and Warranties

  Each of the Seller Parties, as to itself, hereby represents and warrants to the Agents and the Purchasers that:

(a) Corporate Existence and Power.  Such Seller Party is a corporation validly organized and existing and in good standing under the laws of the state of its incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.  Such Seller Party has full corporate power and authority and, except where the failure to so hold would not reasonably be expected to have a Material Adverse Effect, holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under the Transaction Documents to which it is a party and to own and hold under lease its property and to conduct its business as currently proposed to be conducted.

(b) Non-Contravention, Due Authorization, Etc.  The execution, delivery and performance by such Seller Party of the Transaction Documents to which it is a party, and, in the case of the Seller, its use of the proceeds of Purchases made hereunder, are within its corporate powers, have been duly authorized by all necessary corporate action, and do not:  (i) contravene such Seller Party’s certificate of incorporation, by-laws, or any shareholder agreements, voting trusts, and similar arrangements applicable to any of its authorized shares, (ii) contravene any law, governmental regulation, court decree, order or material contractual restriction binding on or affecting such Seller Party, or (iii) result in, or require the creation or imposition of, any lien on any of such Seller Party’s properties.  No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(c) Governmental Authorization.  Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery and performance by such Seller Party of the Transaction Documents to which it is a party.

(d) Binding Effect.  Each of the Transaction Documents to which such Seller Party is a party has been duly executed and delivered by such Seller Party.  Each of such Transaction Documents constitutes the legal, valid and binding obligation of such Seller Party enforceable against it in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general applicability and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(e) Accuracy of Information.  All written information, certified by an Authorized Officer, heretofore furnished by such Seller Party or the Originator to the Agents or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or the Originator to the Agents and/or the Purchasers will be, true and accurate in every material respect, on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.  All other material information heretofore furnished by such Seller Party or the Originator to the Agents or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter so furnished will be, true and accurate in every material respect on the date such information is stated or furnished.

(f) Use of Proceeds.  No proceeds of any Purchase hereunder will be used by the Seller (i) for a purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(g) Title to Receivables.  Each Receivable has been acquired by the Seller from the Originator in accordance with the terms of the Sale Agreement, and the Seller has thereby irrevocably obtained all legal and equitable title to, and has the legal right to sell and encumber, such Receivable, its Collections and the Related Security.  Each such Receivable has been transferred to the Seller free and clear of any Adverse Claim.  Without limiting the foregoing, there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect the Seller’s ownership or security interest in such Receivable.  Immediately prior to each Purchase hereunder, the Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents.  This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each Purchase hereunder, transfer to the Administrative Agent for the benefit of the relevant Purchasers (and the Administrative Agent on behalf of such Purchasers shall acquire from the Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents.

(h) Places of Business and Locations of Records.  The principal place of business and chief executive office of the Seller and the offices where the Seller keeps all its Records are located at the address listed on Exhibit II or such other locations notified to the Administrative Agent in accordance with Section 7.2(a) in jurisdictions where all action required by Section 7.2(a) has been taken and completed.  The Seller’s Federal Employer Identification Number is correctly set forth on Exhibit II.

(i) Collections; etc.  Except as otherwise notified to the Administrative Agent in accordance with Section 7.2(b):

(i) each of the Lock-Boxes and Lock-Box Accounts is accurately identified on Exhibit III hereto; all checks, drafts and money orders received in any of the Lock-Boxes are deposited each Business Day for clearing in the Lock-Box Account set forth opposite such Lock-Box on Exhibit III hereto; the only funds in the Lock-Box Accounts are Collections on the Receivables; and each Business Day, all of the collected funds in the Lock-Box Accounts are electronically swept or otherwise transferred into the Existing Concentration Account,

(ii) the Direct Wire Accounts are accurately identified on Exhibit III hereto; the only funds in the Direct Wire Accounts are Collections on Receivables; and each Business Day, all of the collected funds in the Direct Wire Accounts are electronically swept or otherwise transferred into the Existing Concentration Account,

(iii) to the extent that payments on the Receivables are made by check or money order delivered directly to a Seller Party or the Originator, all such payments are deposited into the Depositary Account within 2 Business Days after receipt at all times prior to the occurrence of a Collection Notice Event and within 1 Business Day after receipt at all times from and after the occurrence of a Collection Notice Event; and each Business Day, all of the collected funds in the Depositary Account are electronically swept or otherwise transferred into the Existing Concentration Account, and

(iv) each Collection Account to which Collections are remitted shall be subject to a Collection Agreement that is then in full force and effect.

Such Seller Party has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, dominion and control of any Collection Account, or the right to take dominion and control of any such account at a future time or upon the occurrence of a future event.

(j) Material Adverse Effect.  Since December 31, 2007, no event has occurred which would have a Material Adverse Effect.

(k) Names.  In the past five years, the Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(l) Actions, Suits.  Except as set forth in the most recent Annual Report of Originator on Form 10-K or in any document filed pursuant to Section 13(a), 14 or 15 of the Securities and Exchange Act of 1934 or in the financial statements delivered to the Agents from time to time, there are no actions, suits or proceedings pending, or to the best of such Seller Party’s knowledge, threatened, against or affecting such Seller Party, or any of the properties of such Seller Party, in or before any court, arbitrator or other body, which are reasonably likely to have a Material Adverse Effect of the types described in clauses (i)-(v) of the definition of “Material Adverse Effect.”  Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental or regulatory body.

(m) Credit and Collection Policy.  With respect to each Receivable, each of the Seller Parties has complied in all material respects with the Credit and Collection Policy, and no change has been made to the Credit and Collection Policy since the date of this Agreement which would be reasonably likely to materially and adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables except for such changes as to which each of the Agents has received the notice required under Section 7.1(a)(v) and has given its prior written consent thereto (which consent shall not be unreasonably withheld or delayed).

(n) Payments to Originator.  With respect to each Receivable sold to the Seller by the Originator, the Seller has given reasonably equivalent value to the Originator in consideration for such Receivable and the Related Security with respect thereto under the Sale Agreement and such transfer was not made for or on account of an antecedent debt.  No transfer by the Originator of any Receivable is or may be voidable under any Section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(o) Ownership of the Seller.  The Originator owns, directly or indirectly, 100% of the issued and outstanding capital stock of the Seller, free and clear of any Adverse Claim.  Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Seller.

(p) Not an Investment Company.  Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

(q) Purpose.  The Seller has determined that, from a business viewpoint, the purchase of Receivables and related interests from the Originator under the Sale Agreement, and the sale of Receivable Interests to the Purchasers and the other transactions contemplated herein, are in the best interest of the Seller.

(r) Net Receivables Balance.  As of each Purchase Date, after giving effect to the Purchase to be made on such date, the Net Receivables Balance is at least equal to the sum of (i) aggregate Capital outstanding, plus (ii) the Aggregate Reserves.

(s) Rebills.  Any reissued Invoice relating to a Receivable that has been the subject of a Rebill clearly indicates that such Receivable has been rebilled, and any such reissued Invoice is linked to the original Invoice in the Seller’s Receivables records.

(t) OFAC

.  Seller (a) is not a Sanctioned Person, (b) does not do business in a Sanctioned Country in violation of the economic sanctions of the United States administered by OFAC or (c) does not knowingly conduct business with any Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC.

Section 5.2 Liquidity Bank Representations and Warranties

.  Each Liquidity Bank hereby represents and warrants to its Co-Agent, its Conduit and the Seller that:

(a) Existence and Power.  Such Liquidity Bank is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate or association power to perform its obligations hereunder.

(b) No Conflict.  The execution, delivery and performance by such Liquidity Bank of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its articles or certificate of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets.  This Agreement has been duly authorized, executed and delivered by such Liquidity Bank.

(c) Governmental Authorization.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Liquidity Bank of this Agreement.

(d) Binding Effect.  This Agreement constitutes the legal, valid and binding obligation of such Liquidity Bank enforceable against such Liquidity Bank in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally.

ARTICLE VI.

CONDITIONS OF PURCHASES

Section 6.1 Conditions Precedent to Initial Purchase.  The initial Purchase of a Receivable Interest under this Agreement is subject to the conditions precedent that:

(a) the Agents shall have received on or before the date of such Purchase those opinions, Collection Agreements and other documents listed on Schedule I hereto,

(b) the Seller shall have marked its master data processing records to evidence the Receivable Interests of the Administrative Agent in all of the Seller’s then existing and thereafter arising Receivables, and

(c) the Administrative Agent shall have been paid the Administration Fee, the Co-Agents shall have been paid their Arrangement Fees, and the Agents shall have been paid all other fees and expenses required to be paid on such date pursuant to the terms hereof and of the Fee Letters.

Section 6.2 Conditions Precedent to All Incremental Purchases and Reinvestments.  Each Incremental Purchase of a Receivable Interest and each Reinvestment shall be subject to the further conditions precedent that:

(a)  in the case of each such Purchase, the Servicer shall have delivered to the Agents on or prior to the date of such Purchase, in form and substance satisfactory to the Agents, all Monthly Reports as and when due under Section 8.5;

(b) on the date of each such Purchase, the following statements shall be true both before and after giving effect to such Purchase (and acceptance of the proceeds of such Purchase shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct in all material respects on and as of the date of such Purchase as though made on and as of such date (except that the representations in Sections 5.1(j) and 5.1(l) need only be correct in all material respects as of the date of this Agreement); provided that the materiality threshold in the preceding sentence shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold;

(ii) no event has occurred and is continuing, or would result from such Purchase, that will constitute a Servicer Default, and, solely in the case of an Incremental Purchase, no event has occurred and is continuing, or would result from such Purchase, that would constitute a Potential Servicer Default;

(iii) the Liquidity Termination Date shall not have occurred, the aggregate Capital of all Receivable Interests of each Group shall not exceed the applicable Group Limit, and the aggregate Receivable Interests shall not exceed 100%; and

(c) each of the Conduits shall have received such other approvals, opinions or documents as it may reasonably request.

ARTICLE VII.

COVENANTS

Section 7.1 Affirmative Covenants of Seller Parties.  Until the date on which the Aggregate Unpaids have been indefeasibly paid in full, each of the Seller Parties hereby covenants as to itself that:

(a) Financial Reporting.  The Seller will maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Agents:

(i) Annual Reporting.  Within 120 days after the close of each of its fiscal years, financial statements for such fiscal year certified in a manner acceptable to the Agents by an Authorized Officer of the Seller.

(ii) Quarterly Reporting.  Within 60 days after the close of each of the first three fiscal quarters of each year, balance sheets as at the close of each such period and statements of income and retained earnings for such quarter, all certified by an Authorized Officer of the Seller.

(iii) Compliance Certificate.  Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by an Authorized Officer of the Seller and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Notices under Transaction Documents.  Forthwith upon its receipt from the Originator or any Collection Bank, as applicable, of (A) any notice of breach or termination, (B) any request for a consent, amendment or waiver, or (C) any financial statements of the Originator, in each case, under or in connection with any Transaction Document from any Person party thereto other than one of the Agents or the Purchasers, copies of the same.

(v) Proposed Changes in Credit and Collection Policy.  At least 30 days prior to the effectiveness of any proposed material change in or material amendment to the Credit and Collection Policy, a notice indicating such proposed change or amendment and, if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agents’ consent thereto (which consent shall not be unreasonably withheld or delayed).

(vi) Other Information.  Such other information (including non-financial information) relating to the Originator, the Seller or the Receivables as any of the Agents or any Purchaser may from time to time reasonably request.

(b) Notices.  Such Seller Party will notify the Agents in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Servicer Defaults or Potential Servicer Defaults.  The occurrence of each Servicer Default or each Potential Servicer Default.

(ii) Judgment.  The entry of any judgment or decree against the Seller.

(iii) Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding against the Seller or in which the Seller becomes a defendant or respondent.

(iv) Termination Date under Sale Agreement.  The occurrence of the “Termination Date” under the Sale Agreement.

(c) Compliance with Laws.  Such Seller Party will comply with all applicable laws, rules, regulations, orders writs, judgments, injunctions, decrees or awards to which it may be subject except for such noncompliances as would not be reasonably expected to have a Material Adverse Effect.

(d) Audits.  Such Seller Party will furnish to the Agents from time to time such information with respect to the Receivables as the Agents may reasonably request; provided, however, that each of the Agents agrees to use (and to cause its agents and representatives to use) reasonable efforts not to request information that has no direct bearing on the amount owing under a Receivable or the payment terms thereof, and provided, further, that to the extent the Agents engage an outside auditor or consultant as their agent to audit Records, the Agents will use reasonable efforts to engage only auditors and consultants who enter into a reasonable written confidentiality agreement with the Seller, the Originator and the Administrative Agent.  In the event any Seller Party or the Originator advise any Agent that such Agent has requested information of a confidential nature, such Agent shall either (a) withdraw its request for such information, or (b) assure the same is maintained as confidential in accordance with the provisions of Section 14.5(b).  Such Seller Party shall, from time to time during regular business hours as requested by the Agents upon reasonable prior notice, permit the Agents, or their agents or representatives (and shall use its reasonable best efforts to require the Originator to permit the Agents or their agents or representatives):  (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Seller Party or the Originator relating to Receivables and the Related Security, including, without limitation, the related Invoices, and (ii) to visit the offices and properties of such Seller Party or the Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Seller Party’s or the Originator’s financial condition or the Receivables and the Related Security or such Seller Party’s performance hereunder, or the Originator’s performance under any of the other Transaction Documents, or such Seller Party’s or the Originator’s performance under the Invoices with any of the officers or employees of the Seller or the Originator having knowledge of such matters; provided, however, that no copies or abstracts shall be made of any Contract unless (A) such copy is a Redacted Copy, and (B) the applicable Agent reasonably believes such Contract is necessary to litigate or otherwise resolve a dispute in which the applicable Obligor claims that goods sold or services rendered by the Originator did not conform to the Contract, and provided further, that, so long as no Servicer Default has occurred and is continuing, the Seller Parties will only be responsible for the costs and expenses of one (1) such review under this Section in any one calendar year unless (1) the first such review in such calendar year results in negative findings (in which case the Seller Parties will be responsible for the costs and expenses of two (2) such reviews in such calendar year if requested by the Agents), (2) the Seller delivers a request for extension of  this Agreement more than three (3) calendar months after the first review in such calendar year, or (3) the Originator proposes a material change in the composition of the Receivable pool (in which case the Seller Parties will be responsible for the costs and expenses of two (2) such reviews in such year if requested by the Agents).

(e) Keeping and Marking of Records and Books.

(i) Each of the Seller Parties will establish and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).  Each of the Seller Parties will give the Agents notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Each of the Seller Parties will, and will use its reasonable best efforts to require the Originator to:  (a) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivable Interests with a legend, acceptable to the Administrative Agent and the Co-Administrative Agent, describing the Receivable Interests and (b) upon the request of the Administrative Agent or the Co-Administrative Agent following the occurrence of a Servicer Default:  (1) mark each Invoice with a legend describing the Receivable Interests and (2) deliver to the Administrative Agent all Invoices relating to the Receivables then in such Seller Party’s possession.

(f) Compliance with Contracts and Credit and Collection Policy.  Each of the Seller Parties will and will use its best efforts to request the Originator to timely and fully (i) perform and comply, in all material respects, with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract and Invoice.

(g) Purchase of Receivables from the Originator.  With respect to each Receivable purchased under the Sale Agreement, such Seller Party shall (or shall use its reasonable best efforts to require the Originator to) take all actions necessary to vest legal and equitable title to such Receivable and the Related Security irrevocably in the Seller, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) to perfect the Seller’s interest in such Receivable and such other action to perfect, protect or more fully evidence the interest of the Seller as the Administrative Agent or the Co-Administrative Agent may reasonably request.

(h) Ownership Interest.  The Seller shall take all necessary action to establish and maintain a valid and perfected first priority undivided percentage ownership or security interest in the Receivables and the Related Security and Collections with respect thereto, to the full extent contemplated herein, in favor of the Administrative Agent for the benefit of the Purchasers, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Agents and the Purchasers hereunder as the Administrative Agent or the Co-Administrative Agent may reasonably request.

(i) Payment to the Originator.  With respect to any Receivable purchased by the Seller from the Originator, such sale shall be effected under, and in strict compliance with the terms of, the Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the Originator in respect of the purchase price for such Receivable.

(j) Performance and Enforcement of Sale Agreement.  The Seller shall timely perform the obligations required to be performed by the Seller, and shall vigorously enforce the rights and remedies accorded to the Seller, under the Sale Agreement.  The Seller shall take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent, on behalf of the Purchasers, as assignee of the Seller) under the Sale Agreement as the Administrative Agent or the Co-Administrative Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Sale Agreement.

(k) Purchasers’ Reliance.  The Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon the Seller’s identity as a legal entity that is separate from the Originator.  Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps including, without limitation, all steps that any Agent or any Purchaser may from time to time reasonably request to maintain the Seller’s identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of the Originator and any Affiliates thereof and not just a division of the Originator.  Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller shall:

(i) conduct its own business in its own name and require that all full-time employees of the Seller, if any, identify themselves as such and not as employees of the Originator (including, without limitation, by means of providing such employees with business or identification cards identifying such employees as the Seller’s employees);

(ii) compensate all employees, consultants and agents from Seller’s own funds for services provided to the Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of the Originator, allocate the compensation of such employee, consultant or agent between the Seller and the Originator on a basis which reflects the services rendered to the Seller and the Originator;

(iii) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of the Originator, the Seller shall lease such office at a fair market rent;

(iv) have a separate telephone number, which will be answered only in its name and separate stationery and checks in its own name;

(v) conduct all transactions with the Originator (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Seller and the Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(vi) at all times have at least one member of its Board of Directors who is an “Independent Director” as provided in the Seller’s restated certificate of incorporation as in effect on the date hereof;

(vii) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of the Seller or (C) the initiation or participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(viii) maintain the Seller’s books and records as separate from those of the Originator and otherwise readily identifiable as its own assets rather than assets of the Originator;

(ix) prepare its financial statements separately from those of the Originator and insure that any consolidated financial statements of the Originator or any Affiliate thereof that include the Seller have detailed notes clearly stating that the Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of the Seller;

(x) except with respect to funds deposited to, or maintained in, the Depositary Account and except pursuant to the Cash Management Agreement, not commingle funds or other assets of the Seller with those of the Originator and not maintain bank accounts or other depository accounts to which the Originator is an account party, into which the Originator makes deposits or from which the Originator has the power to make withdrawals;

(xi) not permit the Originator to pay any of the Seller’s operating expenses (except pursuant to allocation arrangements that comply with the requirements of this Section 7.1(k)); and

(xii) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Jones Day, as counsel for the Seller, in connection with the closing or initial Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(l) Collections.

(i) Prior to the occurrence of a Collection Notice Event and delivery by the Administrative Agent of a Collection Notice:  (A) such Seller Party shall instruct all Obligors to pay all Collections either (1) prior to the occurrence of a Servicer Default, to the Seller, for deposit into the Depositary Account within 2 Business Days after receipt, (2) to a Lock-Box or Lock-Box Account, or (3) to the Direct Wire Account, and (B) all collected funds from time to time in any of the Collection Accounts shall be electronically swept or otherwise transferred each Business Day into the Existing Concentration Account.  All Collections received by such Seller Party pursuant to the preceding clause (A)(1), and all Collections from time to time deposited in any Collection Account, shall be held in trust, for the exclusive benefit of the Agents and the Purchasers, except as otherwise permitted in connection with the Cash Management Agreement.

(ii) From and after delivery by the Administrative Agent of a Collection Notice following the occurrence of a Collection Notice Event:  (A) the Administrative Agent, on behalf of the Purchasers, as assignee of the Seller, may request that the Servicer, and the Servicer promptly shall, direct all Obligors to remit all payments on the Receivables directly to a Lock-Box or a Collection Account which contains only Collections in respect of the Receivables and which is the subject of a Collection Agreement, and/or (B) the Administrative Agent or the Co-Administrative Agent may require the Seller to establish a segregated account at the Administrative Agent (the “New Concentration Account”), which account shall be subject to a perfected security interest in favor of the Administrative Agent, for the benefit of the Purchasers, and under the Administrative Agent’s exclusive dominion and control, into which all Collections shall be electronically swept on each Business Day, in lieu of being swept or otherwise transferred into the Existing Concentration Account.

(iii) In the case of any remittances received in any Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Seller shall promptly remit such items to the Person identified to it as being the owner of such remittances.

(m) Minimum Net Worth.  The Seller shall at all times maintain Net Worth of not less than 3% of the Purchase Limit.

Section 7.2 Negative Covenants of the Seller Parties

.  Until the date on which the Obligations have been indefeasibly paid in full, each of the Seller Parties hereby covenants as to itself that:

(a) Name Change, Offices, Records and Books of Accounts.  The Seller will not change its name, identity or legal structure or relocate its chief executive office or any office where Records are kept unless it shall have:  (i) given the Agents at least 10 Business Days prior notice thereof and (ii) delivered to the Agents all financing statements, instruments and other documents requested by the Agents in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent or the Co-Administrative Agent pursuant to Section 7.1(l)(ii) or (iv), such Seller Party will not:  (i) add or terminate any Collection Account, (ii) add or terminate any bank as a Collection Bank, (iii) make any change in its instructions to Obligors regarding payments to be made to any Collection Account, or (iv) make any change in the standing sweep instructions in place with respect to the Collection Accounts and the Existing Concentration Account, unless, in each of the foregoing cases, the Administrative Agent shall have received at least ten (10) Business Days before the proposed effective date therefor:

(A) written notice of such addition, termination or change, and

(B) with respect to the addition of a new Lock-Box or Collection Account, an executed account agreement and an executed Collection Agreement from the applicable Collection Bank relating thereto;

provided, however, that each Seller Party may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box or Collection Account in which Collections are not commingled with other funds if such Lock-Box or Collection Account is subject to a Collection Agreement that is then in effect.

(c) Modifications to Credit and Collection Policy and Invoices.  Without the Agents’ prior written consent (which consent shall not be unreasonably withheld or delayed), such Seller Party will not make any change to the Credit and Collection Policy which would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables.  Except as provided in Section 8.2(c), such Seller Party will not extend, amend or otherwise modify the terms of any Receivable or any Invoice related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens, Etc.  Such Seller Party shall not, and shall not authorize the Originator to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable or Related Security or Collections in respect thereof, or upon or with respect to any Invoice under which any Receivable arises, or any Lock-Box Account or Collection Account or assign any right to receive income in respect thereof (other than, in each case, the creation of the interests therein in favor of the Administrative Agent, for the benefit of the Purchasers, provided for herein), and such Seller Party shall defend the right, title and interest of the Administrative Agent, for the benefit of the Purchasers, in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Seller Party or the Originator.

(e) Nature of Business; Other Agreements; Other Indebtedness.  The Seller shall not engage in any business or activity of any kind or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, in each case other than the transactions contemplated and authorized by this Agreement and the Sale Agreement.   Without limiting the generality of the foregoing, the Seller shall not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than:

(i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(ii) the incurrence of obligations under this Agreement,

(iii) the incurrence of obligations, as expressly contemplated in the Sale Agreement, to make payment to the Originator thereunder for the purchase of Receivables from the Originator under the Sale Agreement, and

(iv) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated in Section 7.1(k) of this Agreement.

In the event the Seller shall at any time borrow a “Subordinated Loan” under the Sale Agreement, the obligations of the Seller in connection therewith shall be subordinated to the obligations of the Seller to the Purchasers and the Agents under this Agreement, on the terms provided for in the Subordinated Note and the Sale Agreement; provided, however, that such subordination terms shall not restrict payments to be made in respect of such Subordinated Loans except to the extent set forth in Section 7.2(i) of this Agreement and provided, further, that amounts owing in respect of such Subordinated Loans shall be automatically, without presentment, demand, protest or other notice to the Originator, set-off and otherwise reduced by any obligations at any time owing by the Originator to the Seller in respect of any intercompany loans from the Seller to the Originator made with the proceeds of Collections.  Notwithstanding this Section 7.2(e), Seller shall be permitted to enter into the Cash Management Agreement and administrative services agreements with the Originator and to lend all or a portion of the sale proceeds to the Originator pursuant to a promissory note.

(f) Amendments to Sale Agreement.  The Seller shall not, without the prior written consent of the Agents (which consent shall not be unreasonably withheld or delayed):

(i) cancel or terminate the Sale Agreement,

(ii) give any consent, waiver, directive or approval under the Sale Agreement,

(iii) waive any default, action, omission or breach under the Sale Agreement, or otherwise grant any indulgence thereunder, or

(iv) amend, supplement or otherwise modify any of the terms of the Sale Agreement.

(g) Amendments to Corporate Documents.  Without the prior written consent of the Agents, the Seller shall not amend its restated certificate of incorporation or its amended and restated by-laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(k) of this Agreement.

(h) Merger.  The Seller shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.

(i) Restricted Junior Payments.  From and after the Facility Termination Date, the Seller shall not make any Restricted Junior Payment if, after giving effect thereto, the Seller would fail to meet its obligations pursuant to Section 7.1(m) of this Agreement.

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1.  Eastman Chemical Financial Corporation is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement.  The Agents may at any time following a Servicer Default designate as Servicer any Person to succeed Eastman Chemical Financial Corporation or any successor Servicer.

(b) Without the prior written consent of the Co-Agents, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than, with respect to certain Defaulted Receivables, to outside collection agencies in accordance with its customary practices.  Notwithstanding any delegation of its duties to an outside collection agency, the Servicer shall remain primarily liable for all duties and responsibilities imposed on the Servicer hereunder.

Section 8.2 Duties of Servicer.

(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article III.  The Servicer shall set aside and hold in trust for the account of the Seller and the Purchasers their respective shares of the Collections of Receivables in accordance with Sections 3.2 and 3.3 except as otherwise permitted in connection with the Cash Management Agreement and the Concentration Account.  The Servicer shall upon the request of the Administrative Agent at the direction of any other Agent after the occurrence of the Facility Termination Date, segregate, in a manner acceptable to the Agents, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or the Seller prior to the remittance thereof in accordance with Section 3.3.  If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(c) The Servicer, may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Defaulted Receivable or limit the rights of the Administrative Agent, for the benefit of the Purchasers, under this Agreement.  Notwithstanding anything to the contrary contained herein, from and after the occurrence of a Servicer Default, either the Administrative Agent or the Co-Administrative Agent after consultation with the other, for the benefit of the Purchasers, shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose or otherwise realize upon or repossess any Related Security.

(d) The Servicer shall hold in trust for the Seller and the Purchasers, in accordance with their respective interests in the Receivables, all Records that evidence or relate to the Receivables, the related Invoices and Related Security or that are otherwise necessary to collect the Receivables and shall, as soon as practicable upon demand of the Administrative Agent at the direction of any other Agent, deliver or make available to the Agents all such Records, (x) if such demand is made at any time prior to the replacement of Eastman Chemical Financial Corporation as Servicer hereunder, at the chief executive office of the Originator and (y) if such demand is made at any time after the replacement of Eastman Chemical Financial Corporation as Servicer hereunder, to such location as the Administrative Agent may designate in writing.  The Servicer shall, as soon as practicable following receipt thereof, turn over to the Seller (i) that portion of Collections of Receivables representing the Seller’s undivided fractional ownership or security interest therein, and (ii) any cash collections or other cash proceeds received with respect to indebtedness not constituting Receivables.  The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Section 3.3.

(e) Any payment by an Obligor in respect of any indebtedness owed by it to the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agents, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3 Collection Notices

.  The Administrative Agent, for the benefit of the Purchasers, is authorized at any time after the occurrence of a Collection Notice Event to date and to deliver to the Collection Banks a Collection Notice under any Collection Agreement.  The Seller hereby transfers to the Administrative Agent, for the benefit of the Purchasers, effective when the Administrative Agent delivers such notice, the exclusive ownership and control of the Lock-Box Accounts and Collection Accounts.  In case any authorized signatory of the Seller whose signature appears on a Collection Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force.  The Seller hereby authorizes the Administrative Agent, for the benefit of the Purchasers, and agrees that the Administrative Agent shall be entitled to (i) endorse the Seller’s name on checks and other instruments representing Collections from and after delivery of any Collection Notice, (ii) from and after the occurrence of a Servicer Default, enforce the Receivables, the related Invoices and the Related Security, and (iii) from and after the occurrence of a Collection Notice Event, subject to the other provisions of this Agreement, take such action as shall be necessary to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than the Seller.

Section 8.4 Responsibilities of the Seller

.  Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent, for the benefit of the Purchasers, of their rights hereunder shall not release the Servicer or the Seller from any of their duties or obligations with respect to any Receivables or under the related Invoices or Contracts.  The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts or Invoices, nor shall any of them be obligated to perform the obligations of the Seller.

Section 8.5 Receivables Reports

.  Not later than the 20th of each month hereafter (or, if the 20th of any month is not a Business Day, on the next succeeding Business Day), and at such other times as any Agent shall reasonably request, the Servicer shall prepare and forward to the Agents a Monthly Report.

Section 8.6 Servicer Fee

.  To the extent of available Collections in accordance with the priorities set forth in Sections 3.2 and 3.3, on each Settlement Date hereafter, the Servicer (if other than the Seller) shall be paid the Servicer Fee in arrears for the preceding Settlement Period.

ARTICLE IX.

SERVICER DEFAULTS

Section 9.1 Servicer Default

.  The occurrence of any one or more of the following events shall constitute a Servicer Default:

(a) Any Seller Party shall fail to make any payment or deposit when required hereunder.

(b) Any Seller Party shall fail to deliver any Monthly Report within two (2) Business Days after the same is due or shall fail to perform or observe any covenant in Section 7.2(e), (f), (g) or (h) and such failure shall remain unremedied for two (2) Business Days after the earlier to occur of written notice thereof from the Administrative Agent or the Co-Administrative Agent to such Seller Party or discovery thereof by an Authorized Officer of such Seller Party.

(c) Any Seller Party shall fail to perform or observe any other term, covenant or agreement hereunder (other than as referred to in any other subsection of this Section 9.1) and, if capable of being remedied, such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Seller Parties by any Agent; provided that there shall be deducted from such number of days any grace period utilized by the Seller Parties in notifying the Agents of such nonperformance or failure to observe pursuant to Section 7.1(b)(iv).

(d) Any representation, warranty or certification made by a Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto shall prove to have been incorrect when made or deemed made, and such incorrect representation, warranty or certification has or would reasonably be expected to have a Material Adverse Effect.

(e) (i) Any Seller Party or the Performance Indemnitor or any Material Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code; or (ii) an involuntary case is commenced against any Seller Party, the Performance Indemnitor or any Material Subsidiary and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Seller Party, the Performance Indemnitor or any Material Subsidiary or any Seller Party, the Performance Indemnitor or any Material Subsidiary commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Seller Party, the Performance Indemnitor or any Material Subsidiary or there is commenced against any Seller Party, the Performance Indemnitor or any Material Subsidiary any such proceeding which remains undismissed for a period of 60 days; or (iv) any order of relief or other order approving any such case or proceeding is entered; or (v) any Seller Party, the Performance Indemnitor or any Material Subsidiary is adjudicated insolvent or bankrupt; or (vi) any Seller Party, the Performance Indemnitor or any Material Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or (vii) any Seller Party, the Performance Indemnitor or any Material Subsidiary makes a general assignment for the benefit of creditors; or (viii) any Seller Party, the Performance Indemnitor or any Material Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (ix) any Seller Party, the Performance Indemnitor or any Material Subsidiary shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (x) any corporate action is taken by any Seller Party, the Performance Indemnitor or any Material Subsidiary for the purpose of effecting any of the foregoing.

(f) (i) The Originator shall for any reason cease to transfer, or cease generally to have the legal capacity or otherwise generally be incapable of transferring, Receivables to the Seller, as purchaser under the Sale Agreement, except following the Originator’s receipt of notice from the Seller, the Administrative Agent or the Co-Administrative Agent of the occurrence of the Facility Termination Date, or (ii) any “Termination Event” shall occur under the Sale Agreement.

(g) The aggregate Receivable Interests hereunder shall at any time exceed 100% and such excess shall not be eliminated within two (2) Business Days after discovery thereof.

(h) A Change of Control shall occur.

(i) The Internal Revenue Service or the Pension Benefit Guaranty Corporation files one or more tax or ERISA liens against the assets of the Seller and the same shall remain in effect for any period of 15 consecutive days.

(j) The 3-Month Average Default Ratio shall exceed 2.0%.

(k) The 3-Month Average Delinquency Ratio shall exceed 2.0%.

(l) The 3-Month Average Dilution Ratio shall exceed 4.0%.

(m) Failure of the Seller to pay any Indebtedness when due; or the default by the Seller in the performance of any term, provision or condition contained in any agreement under which any Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(n) The Performance Indemnity shall cease to be in full force and effect, or the Performance Indemnitor shall deny liability thereunder.

ARTICLE X.

INDEMNIFICATION

Section 10.1 Indemnities by the Seller

.  Without limiting any other rights which any of the Agents or Purchasers may have hereunder or under applicable law, the Seller hereby agrees to indemnify each of the Agents and Purchasers and their respective officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or actually incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, excluding, however:

(a) Indemnified Amounts to the extent final judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables which are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located (such Indemnified Party’s “Principal Jurisdiction”) or taxes imposed by other jurisdictions to the extent a corresponding apportionment is available in such Indemnified Party’s Principal Jurisdiction, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the Intended Characterization;

provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of the Agents or the Purchasers to the Seller or Servicer for amounts otherwise specifically provided to be paid by the Seller or the Servicer under the terms of this Agreement.  Without limiting the generality of the foregoing indemnification (but subject to the exclusions above), the Seller shall indemnify the Agents and the Purchasers for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Seller or the Servicer) relating to or resulting from:

(i) any representation or warranty made by the Seller, the Originator or the Servicer (or any officers of the Seller, the Originator or the Servicer) under or in connection with this Agreement, any other Transaction Document, any Monthly Report or any other written information or report delivered by the Seller, the Originator or the Servicer pursuant hereto or thereto, which shall have been false or incorrect in any respect when made or deemed made;

(ii) the failure by the Seller, the Originator or the Servicer to comply with any applicable law, rule or regulation with respect to any Receivable or any Contract or Invoice related thereto, or the nonconformity of any Receivable, Contract or Invoice with any such applicable law, rule or regulation;

(iii) any failure of the Seller, the Originator or the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any product liability or similar claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract or Invoice;

(v) any Rebill or any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Receivable (including, without limitation, a defense based on (A) such Receivable or the related Contract or Invoice not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, (B) a claim based on the assertion that disclosure of any Invoice to the Seller, any Agent or any Purchaser constituted a breach of a confidentiality provision in the applicable Contract, and/or (C) a claim based on any assertion that the sale of all or any part of the Originator’s rights to receive payment under the Contracts violates any anti-assignment clauses contained therein), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby or thereby, the use of the proceeds of a Purchase, the ownership of or security interest in the Receivable Interests or any other investigation, litigation or proceeding relating to the Seller or the Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or thereby (other than an investigation, litigation or proceeding (A) relating to a dispute solely amongst the Purchasers (or certain Purchasers) and the Agents or (B) excluded by Section 10.1(a));

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) a Servicer Default described in Section 9.1(e);

(x) the failure to vest and maintain vested in the Administrative Agent, for the benefit of the Purchasers, or to transfer to the Administrative Agent, for the benefit of the Purchasers, legal and equitable title to, a first priority perfected undivided percentage ownership interest (to the extent of the Receivable Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents or as provided in the Cash Management Agreement); or

(xi) any failure of the Seller to give reasonably equivalent value to the Originator under the Sale Agreement in consideration of the transfer by the Originator of any Receivable, or any attempt by any Person to void any such transfer under statutory provisions or common law or equitable action, including, without limitation, any provision of the federal Bankruptcy Code, 11 U.S.C. § 101 et seq.

Section 10.2 Increased Cost and Reduced Return.

(a) If after the date hereof, any Affected Entity shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board (“FASB”), any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency (a “Regulatory Change”):  (i) that subjects any Affected Entity to any charge or withholding on or with respect to any Funding Agreement or an Affected Entity’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Affected Entity of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of an Affected Entity or taxes excluded by Section 10.1(c)) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Entity, or credit extended by an Affected Entity pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to an Affected Entity of performing its obligations under a Funding Agreement, or to reduce the rate of return on an Affected Entity’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by an Affected Entity under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, then, subject to Section 10.2(b) below, upon demand by the applicable Co-Agent (which shall be accompanied by a certificate of the relevant Affected Entity setting forth the information required in Section 10.2(b) below), the Seller shall pay to such Co-Agent, for the benefit of the relevant Affected Entity, such amounts charged to such Affected Entity or such amounts to otherwise compensate such Affected Entity for such increased cost or such reduction.  For the avoidance of doubt, if the issuance after the date hereof of any other change in accounting standards (including, without limitation, Statement of Financial Accounting Standards 140 and FASB Interpretation No. 46) or the issuance of any other pronouncement, release or interpretation (or revisions to the foregoing), causes or requires the consolidation of all or a portion of the assets and liabilities of a Conduit or Seller with the assets and liabilities of any Agent, any Liquidity Bank or any other Affected Entity, such event shall constitute a circumstance on which such Affected Entity may base a claim for reimbursement under this Section.

(b) Payment of any sum pursuant to Section 10.2(a) shall be made by the Seller to the applicable Co-Agent, for the benefit of the relevant Affected Entity, not later than ten (10) days after any such demand is made in writing, and no payment of any such sum shall be due or owing unless written demand therefor is made within ninety (90) days after the occurrence of the Regulatory Change giving rise thereto.  A certificate of any Affected Entity, signed by an authorized officer claiming compensation under this Section 10.2 and setting forth the additional amount to be paid for its benefit and explaining the manner in which such amount was determined shall constitute prima facie evidence of the amount to be paid.

(c) If less than all of the Liquidity Banks in a Group make a claim pursuant to Section 10.2(a), each claiming Liquidity Bank shall be obliged, at the request of the Seller, the applicable Conduit or the applicable Co-Agent, to assign all of its rights and obligations hereunder to (i) another Liquidity Bank or (ii) another financial institution nominated by the Seller or such Co-Agent that is acceptable to such Conduit and willing to participate in this Agreement through the Liquidity Termination Date in the place of such claiming Liquidity Bank; provided that (i) the claiming Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Liquidity Bank’s Pro Rata Share of the Capital and Discount owing to all of the Liquidity Banks and all accruing but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Receivable Interests (excluding amounts assessed pursuant to Section 10.2(a)), and (ii) the replacement Liquidity Bank otherwise satisfies the requirements of Section 13.1(b).

Section 10.3 Costs and Expenses Relating to this Agreement

.  In addition to the fees specified in the Fee Letters, the Seller shall pay to the Agents and the Conduits within 30 days after receipt of a written invoice all reasonable out-of-pocket expenses (including, without limitation, reasonable audit fees and time charges of counsel for the Agents and the Purchasers) actually incurred in connection with the preparation, execution, delivery, amendments and waivers of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder.  The Seller shall pay to the Agents within 30 days after receipt of a written invoice any and all costs and expenses of the Agents and the Purchasers, if any, including reasonable counsel fees and expenses actually incurred in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Servicer Default.  The Seller shall reimburse each of the Conduits promptly for all other costs and expenses incurred by such Conduit or any shareholder of such Conduit (“Other Costs”), including, without limitation, the cost of auditing such Conduit’s books by certified public accountants, the cost of rating the Commercial Paper by independent financial rating agencies, and the reasonable fees and out-of-pocket expenses of counsel for such Conduit or any counsel for any shareholder of such Conduit with respect to advising such Conduit or such shareholder as to matters relating to such Conduit’s operations; provided, however, that (i) each Conduit shall allocate the liability for such Other Costs to the Seller and to each other borrower or seller that is a party to a Receivables Purchase Facility of such Conduit (“Other Customers”) on the basis of such Conduit’s relative outstanding investments under this Agreement and the agreements with such Other Customers or on some other reasonable basis selected by such Conduit which reflects the relative size of its relationships with or exposure to the Seller and such Other Customers; (ii) if such Other Costs are attributable to the Seller and not attributable to any Other Customer, the Seller shall be solely liable for such Other Costs; and (iii) if such Other Costs are attributable to Other Customers and not attributable to the Seller, such Other Customers shall be solely liable for such Other Costs; and provided, further, that Other Costs of the type described in the preceding clause (i) shall not exceed 0.01% of such Conduit’s Group Limit.

ARTICLE XI.

THE AGENTS

Section 11.1 Authorization and Action

.  (a) Each Purchaser hereby designates and appoints The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch to act as its Administrative Agent hereunder and under each other Transaction Document, and authorizes the Administrative Agent to take such actions as Administrative Agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto.  The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser or other Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Administrative Agent.  In performing its functions and duties hereunder and under the other Transaction Documents, the Administrative Agent shall act solely as Administrative Agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of its successors or assigns.  The Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Transaction Document or applicable law.  The appointment and authority of the Administrative Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids and termination of the Commitments.

(b) Each Purchaser hereby designates and appoints SunTrust Robinson Humphrey, Inc. to act as its Co-Administrative Agent hereunder and under each other Transaction Document, and authorizes the Co-Administrative Agent to take such actions as Co-Administrative Agent on its behalf and to exercise such powers as are delegated to the Co-Administrative Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto.  The Co-Administrative Agent shall not have any duties or responsibilities under this Agreement or any other Transaction Documents, or any fiduciary relationship with any Purchaser or other Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Co-Administrative Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Co-Administrative Agent.    The appointment and authority of the Co-Administrative Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids and termination of the Commitments.

(c) Each of TPF and the TPF Liquidity Banks hereby designates and appoints SunTrust to act as the TPF Agent hereunder and under each other Transaction Document, and authorizes such Co-Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Co-Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto.

(d)  Each of Victory and the Victory Liquidity Banks hereby designates and appoints BTMU to act as the Victory Agent hereunder and under each other Transaction Document, and authorizes such Co-Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Co-Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto.

(e) No Co-Agent shall have any duties or responsibilities to any Person that is not a member of its Group.  No Co-Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser or other Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any Co-Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for any Co-Agent.  In performing its functions and duties hereunder and under the other Transaction Documents, each Co-Agent shall act solely as agent for the Purchasers in its Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Purchaser in the other Group or any Seller Party or any of its successors or assigns.  No Co-Agent shall be required to take any action which exposes such Co-Agent to personal liability or which is contrary to this Agreement, any other Transaction Document or applicable law.  The appointment and authority of each of the Co-Agents hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids.

Section 11.2 Delegation of Duties

.  Each of the Agents may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions

.  None of the Agents or any of their respective directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency or any collateral pledged in connection herewith.  No Agent shall be under any obligation to any Purchaser or other Agent to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties.  No Agent shall be deemed to have knowledge of a Servicer Default or Potential Servicer Default unless such Agent has received notice from another party hereto.

Section 11.4 Reliance by Agents

.  Each of the Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller), independent accountants and other experts selected by such Agent.  The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction  Document unless it shall first receive such advice or concurrence of the other Agents if it deems such advice or concurrence necessary or appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Administrative Agent shall have received such advice, the Administrative Agent may take or refrain from taking any action, as the Administrative Agent shall deem advisable and in the best interests of the Purchasers.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the other Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Agents and the Purchasers.

Section 11.5 Non-Reliance on Agents and Other Purchasers

.  Each Purchaser expressly acknowledges that none of the Agents, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Agent hereafter taken, including, without limitation, any review of the affairs of the Seller, shall be deemed to constitute any representation or warranty by any Agent.  Each Purchaser represents and warrants to the Agents that it has and will, independently and without reliance upon any Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6 Reimbursement and Indemnification

.  Each of the Liquidity Banks agrees to reimburse and indemnify its Co-Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by the Seller (i) for any amounts for which such Co-Agent, acting in its capacity as Co-Agent, is entitled to reimbursement by the Seller hereunder and (ii) for any other expenses actually incurred by such Co-Agent, in its capacity as a Co-Agent and acting on behalf of the Purchasers in its Group, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.  In addition, each of the Liquidity Banks agrees to reimburse and indemnify the Administrative Agent and its officers, directors, employees, representatives and agents ratably according to their respective Commitments, to the extent not paid or reimbursed by the Seller (i) for any amounts for which the Administrative Agent, acting in its capacity as Administrative Agent, is entitled to reimbursement by the Seller hereunder and (ii) for any other expenses actually incurred by the Administrative Agent, in its capacity as Administrative Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7 Each Agent in its Individual Capacity

.  Each of the Agents and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller or any Affiliate of the Seller as though such Agent were not an Agent hereunder.  With respect to the acquisition of Receivable Interests pursuant to this Agreement, each of the Agents shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not an Agent, and the terms “Liquidity Bank,” “Purchaser,” “Liquidity Banks” and “Purchasers” shall include such Agent in its individual capacity.

ARTICLE XII.

[INTENTIONALLY DELETED]

ARTICLE XIII.

ASSIGNMENTS; PARTICIPATIONS

Section 13.1 Assignments

.

(a) The parties hereby agree and consent to the complete or partial assignment by each Conduit of all of its rights under, interest in, title to and obligations under this Agreement to its Liquidity Banks and to any other special purpose receivables funding or purchasing conduit for which the same Co-Agent (or one of its Affiliates) performs administrative functions.  Upon any complete or partial assignment by a Conduit in accordance with the preceding sentence, such Conduit shall be released from its obligations so assigned.  Further, each of the parties hereby agrees that any assignee of a Conduit of this Agreement or all or any of the Receivable Interests of such Conduit shall have all of the rights and benefits under this Agreement as if references to such Conduit explicitly referred to such assignee, and no such assignment shall in any way impair the rights and benefits of such Conduit hereunder.  Neither the Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement without  the consent of the Agents in their sole discretion.

(b) With the prior written consent of the applicable Conduit and (except in the case of an assignment by a Liquidity Bank that ceases to have short-term debt ratings of both A-1 or better by Standard & Poor’s and P-1 by Moody’s Investors Service, Inc.) the Seller (which consent of the Seller shall not be unreasonably withheld or delayed), any Liquidity Bank may at any time and from time to time assign to one or more Persons (each, a “Purchasing Liquidity Bank”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, in a form and substance satisfactory to the applicable Co-Agent (the “Assignment Agreement”), executed by such Purchasing Liquidity Bank and such selling Liquidity Bank.  Each assignee of a Liquidity Bank must have a short-term debt rating of A-1 or better by Standard & Poor’s and P-1 by Moody’s Investors Service, Inc. and must agree to deliver to its Co-Agent and Conduit, promptly following any request therefor by such Co-Agent or Conduit, an enforceability opinion in form and substance satisfactory to such Co-Agent and Conduit.  Upon delivery of the executed Assignment Agreement to such Co-Agent with a copy to the Administrative Agent and the Seller, such selling Liquidity Bank shall be released from its obligations hereunder to the extent of such assignment.  Thereafter, the Purchasing Liquidity Bank shall for all purposes be a Liquidity Bank party to this Agreement and shall have all the rights and obligations of a Liquidity Bank under this Agreement to the same extent as if it were an original party hereto and no further consent or action by any other party hereto shall be required.

Section 13.2 Participations

.  Any Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each, a “Participant”) participating interests in its interests in the Receivable Interests and all other rights and interests of such Purchaser hereunder.  Notwithstanding any such sale by a Purchaser of a participating interest to a Participant, such Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance of its obligations hereunder, and the other parties hereto shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement.

Section 13.3 Federal Reserve

.   Notwithstanding any other provision of this Agreement to the contrary, any Liquidity Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without  limitation, any Receivable Interest and any rights to payment of Capital and Discount) under this Agreement to secure obligations of such Liquidity Bank to a Federal Reserve Bank, without notice to or consent of the Seller or any Agent; provided that no such pledge or grant of a security interest shall release a Liquidity Bank from any of its obligations hereunder, or substitute any such pledgee or grantee for such Liquidity Bank as a party hereto.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Waivers and Amendments

.  No failure or delay on the part of any party hereto in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.  Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.  No provision of this Agreement or any other Transaction Document may be amended, supplemented, modified or waived except in writing signed by each of the Seller, the Servicer (if, in the case of an amendment, supplement, modification or waiver that relates to a Transaction Document other than this Agreement, the Servicer is a party to such Transaction Document) and each of the Agents.

Section 14.2 Notices.

(a) Except as provided in subsection (b) below, all communications and notices provided for hereunder shall be in writing (including executed originals, executed .PDF copies or images transmitted via electronic mail, and executed facsimile copies) and shall be given to the other parties hereto at their respective addresses, fax numbers or E-mail addresses set forth on the signature pages hereof.  Such communications and notices shall be effective (i) if mailed, five (5) days after being deposited in the mail with first class postage pre-paid, (ii) if transmitted as an executed .PDF file via electronic mail, when an electronic “read receipt” is received by the sender, and (iii) if delivered via courier, when delivered to the intended recipient.

(b) The Seller hereby authorizes each of the Co-Agents to effect Purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom such Co-Agent in good faith believes to be acting on behalf of the Seller.  The Seller agrees to deliver promptly to each of the Co-Agents, upon request, a written confirmation of each telephonic notice signed by an authorized officer of the Seller.  However, the absence of such confirmation shall not affect the validity of such notice.  If the written confirmation differs from the action taken by the applicable Co-Agent, the records of such Co-Agent shall govern absent manifest error.

Section 14.3 Ratable Payments

.  If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such

Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of the Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4 Protection of the Interests of the Administrative Agent

.

(a) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary, or that the Agents may reasonably request, to perfect, protect or more fully evidence the Receivable Interests, or to enable the Administrative Agent, for the benefit of the Purchasers, to exercise and enforce its rights and remedies hereunder.  At any time after the occurrence of a Servicer Default and replacement of the Servicer, the Administrative Agent or the Co-Administrative Agent may, or the Administrative Agent or the Co-Administrative Agent may direct the Seller Parties to, notify the Obligors of Receivables, at the Seller’s expense, of the ownership or security interests of the Administrative Agent, for the benefit of the Purchasers, under this Agreement and, following the occurrence of a Collection Notice Event, may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee.  The Seller Parties shall, at any Purchaser’s written request, withhold the identity of such Purchaser in any such notification.

(b) If the Seller or the Servicer fails to perform any of its obligations hereunder, the Administrative Agent, for the benefit of the Purchasers, may (but shall not be required to) perform, or cause performance of, such obligation; and such Agent’s reasonable costs and expenses actually incurred in connection therewith shall be payable by the Seller (if the Servicer that fails to so perform is Eastman Chemical Financial Corporation or an Affiliate thereof) as provided in Section 10.3, as applicable.  Each of the Seller Parties each irrevocably authorizes the Administrative Agent at any time and from time to time, and appoints the Administrative Agent, for the benefit of the Purchasers, as its attorney-in-fact, to act on behalf of the Seller Parties (i) to execute on behalf of the Seller as debtor (if required) and to file financing statements necessary in any Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as any Agent in its sole discretion deems necessary to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables.  This appointment is coupled with an interest and is irrevocable.

Section 14.5 Confidentiality.

(a) Each of the Seller and the Servicer shall maintain, and shall cause each of its employees and officers to maintain, the confidentiality of the Fee Letters and the other confidential or proprietary information with respect to the Conduits their respective businesses which is obtained by it or them in connection with the structuring, negotiating and execution of the Transaction Documents and the transactions contemplated therein, except that the Seller, the Servicer and their respective officers and employees may disclose such information to the Agents, the Originator, any rating agency and to the Seller’s or the Servicer’s external accountants and attorneys and as required by any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings with competent jurisdiction (whether or not having the force or effect of law) so long as such required disclosure is made under seal to the extent permitted by applicable law or by rule of court or other applicable body and, except to the extent prohibited by law, with prior notice to the Agents.

(b)           Each of the Agents and the Purchasers shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the Sale Agreement and the other confidential or proprietary information with respect to the Seller, the Originator, the Obligors and their respective businesses obtained by it or them in connection with the due diligence evaluations, structuring, negotiating and execution of the Transaction Documents, and the consummation of the transactions contemplated herein and any other activities of the Agents or the Purchasers arising from or related to the transactions contemplated herein; provided, however, that each of the Agents, the Purchasers and their respective employees, officers, directors and credit enhancers shall be permitted to disclose such confidential or proprietary information:  (i) to the other Agents and Purchasers, (ii) to any prospective or actual assignee or participant of any of them who executes a confidentiality agreement for the benefit of the Seller and the Originator on terms comparable to those required of the Agents and Purchasers hereunder with respect to such disclosed information, (iii) to any rating agency or provider of a surety, guaranty or credit or liquidity enhancement to a Conduit, (iv) to any officers, directors, employees, investors, potential investors, credit enhancers, outside accountants, attorneys and other advisors of any of the foregoing, and (v) to the extent required pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings with competent jurisdiction (whether or not having the force or effect of law) so long as such required disclosure is made under seal to the extent permitted by applicable law or by rule of court or other applicable body and, except to the extent prohibited by law, with prior notice to the Seller and the Originator.  Either the Seller or the Originator, and their respective successors, may enforce the provisions of this Section 14.5(b).

Section 14.6 Bankruptcy Petition

.  The Seller Parties, the Agents and each of the other Purchasers hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding senior indebtedness of each of the Conduits, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 14.7 Limitation of Liability

.  Except with respect to any claim arising out of the willful misconduct or gross negligence of any Agent or Purchaser, no claim may be made by the Seller, the Servicer or any other Person against any Agent or Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Notwithstanding anything in this Agreement to the contrary, neither Conduit shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to it after paying or making provision for the payment of its Commercial Paper.  All payment obligations of each Conduit hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by such Conduit exceeds the amount available to such Conduit to pay such amount after paying or making provision for the payment of its Commercial Paper.

Section 14.8 CHOICE OF LAW

.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES.

Section 14.9 CONSENT TO JURISDICTION

.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR PURCHASER TO BRING PROCEEDINGS AGAINST THE SELLER OR THE SERVICER IN THE COURTS OF ANY OTHER JURISDICTION WHEREIN ANY OF THEIR RESPECTIVE ASSETS MAY BE LOCATED.  ANY JUDICIAL PROCEEDING BY THE SELLER OR THE SERVICER AGAINST ANY AGENT, ANY PURCHASER OR ANY AFFILIATE OF ANY AGENT OR PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THE TRANSACTION DOCUMENTS SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 14.10 WAIVER OF JURY TRIAL

.  EACH OF THE AGENTS, THE SELLER, THE SERVICER AND THE PURCHASERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THE TRANSACTION DOCUMENTS OR THE RELATIONSHIPS ESTABLISHED THEREUNDER.

Section 14.11 Integration; Survival of Terms

.  The Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.  The provisions of Article X and Section 14.6 shall survive any termination of this Agreement.

Section 14.12 Counterparts; Severability

.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.13 Co-Agent Roles

.  Each of the Liquidity Banks acknowledges that each of the Co-Agents and certain of its Affiliates acts, or may in the future act, (i) as administrator of or administrative agent for a Conduit, (ii) as issuing and paying agent for a Conduit’s Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper or a Conduit and (iv) to provide other services from time to time for a Conduit (collectively, the “Co-Agent Roles”).  Without limiting the generality of this Section 14.13, each of the parties hereby acknowledges and consents to any and all of the Co-Agent Roles and agrees that in connection with any Co-Agent Role, a Co-Agent may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrator of or administrative agent for a Conduit, the giving of notice to one or more Funding Sources of a mandatory purchase pursuant to a Funding Agreement.

Section 14.14 Characterization.

(a) It is the intention of the parties hereto that each Purchase hereunder shall constitute an absolute and irrevocable sale, which Purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Receivable Interest.  Except as specifically provided in this Agreement, each sale of a Receivable Interest hereunder is made without recourse to the Seller; provided, however, that (i) the Seller shall be liable to each of the Purchasers and Agents for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or Agent or any assignee thereof of any obligation of the Seller or the Originator or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts or Invoices, or any other obligations of the Seller Parties or the Originator.

(b) If the conveyance by the Seller to the Administrative Agent for the benefit of the Purchasers of interests in Receivables hereunder shall be characterized as a secured loan and not a sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law.  In furtherance of the foregoing, the Seller hereby grants to the Administrative Agent for the ratable benefit of the Purchasers a security interest in all of the Seller’s right, title and interest in, to and under all Receivables, all payments on or with respect thereto, all other rights relating thereto (including the Related Security), and all proceeds thereof, whether now owned or existing or hereafter arising or acquired,  to secure the Obligations.  After a Servicer Default, the Administrative Agent, on behalf of the Purchasers, shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative.

(c) Upon termination of this Agreement in accordance with its terms (including, without limitation, following the reduction of the Obligations to zero pursuant to Section 1.3), the security interest granted pursuant to Section 14.14(b) shall automatically terminate and be of no further force and effect without performance of any act by any party hereto, and all rights to the Receivable Interests, all payments on or with respect thereto, all other rights relating thereto, and all proceeds thereof shall automatically revert to the Seller.  At the request and expense of the Seller following such termination, the Administrative Agent shall execute and deliver to the Seller such documents as the Seller may reasonably request to evidence such termination.

Section 14.15 Release of Liens

.  Upon payment in full of the Obligations and termination of the Commitments, the Administrative Agent shall execute such UCC-3 termination statements and notices of termination of Collection Agreements as the Seller or the Servicer may reasonably request.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

EASTMAN CHEMICAL FINANCIAL CORPORATION, as Seller

By:
Name:
Title:

THREE PILLARS FUNDING LLC

By:
Name:

Title:

SUNTRUST ROBINSON HUMPHREY, INC., as TPF Agent and as Co-Administrative Agent

By:
Name:

Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Victory Agent

By:
Name:

Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Administrative Agent

By:
Name:

Title:

VICTORY RECEIVABLES CORPORATION

By:
Name:
Title:

LIQUIDITY BANKS:

Commitment

$100,000,000	SUNTRUST BANK, as a TPF Liquidity Bank

By:
Name:

Title:

Commitment

$100,000,000	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Victory Liquidity Bank

By:
Name:

Title:

Exhibit I

Definitions

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended

“Administration Fee” has the meaning specified in the Administrative Agent’s Fee Letter.

“Administrative Agent” means BTMU in its capacity as Administrative Agent for the Purchasers pursuant to Article XI, and not in its individual capacity as a Liquidity Bank or as Victory Agent, and any successor Administrative Agent appointed by the Purchasers.

“Administrative Agent’s Fee Letter” means that certain letter agreement dated as of July 9, 2008 between the Seller and the Administrative Agent, as amended, restated and/or otherwise modified from time to time.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Entity” means (i) any Funding Source, (ii) any agent, administrator or manager of a Conduit, or (iii) any bank holding company in respect of any of the foregoing.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.  For the purpose of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Agents” means, collectively, the Administrative Agent, the Co-Administrative Agent and the Co-Agents.

“Aggregate Reduction” has the meaning specified in Section 1.3 hereof.

“Aggregate Reserves” means, on any date of determination, the greater of (a) the sum of the Loss Reserve, the Discount Reserve, the Servicer Fee Reserve and the Dilution Reserve, and (b) the product of the Required Reserve Factor Floor multiplied by the Net Receivables Balance as of the most recent Cut-Off Date

“Aggregate Unpaids” means, collectively, at any time, the Obligations and all Capital then outstanding.

“Agreement” means this Amended and Restated Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

“All-In Percentage” means:

(a) for any Liquidity Funding accruing Discount at a rate based on the Base Rate, the sum of (i) the applicable percentage set forth in the Credit Agreement as the “Applicable Margin for Base Rate Advances” in the definition of “Applicable Margin” therein, plus (ii) the applicable percentage set forth in the Credit Agreement in the definition of “Applicable Percentage” set forth therein, plus (iii) the applicable percentage set forth in the Credit Agreement in the definition of “Applicable Utilization Fee” set forth therein, and

(b) for any Liquidity Funding accruing Discount at LIBOR, the sum of (i) the applicable percentage set forth in the Credit Agreement as the “Applicable Margin for Eurodollar Rate Advances” in the definition of “Applicable Margin” therein, plus (ii) the applicable percentage set forth in the Credit Agreement in the definition of “Applicable Percentage” set forth therein, plus (iii) the applicable percentage set forth in the Credit Agreement in the definition of “Applicable Utilization Fee” set forth therein.

“Allowance for Volume Incentives” means, for any Calculation Period, an amount equal to the product of i) 1.5 times and ii) the average of the total amount of actual volume incentives accrued during such Calculation Period and each of the eleven (11) prior Calculation Periods.

“Applicable Margin” means, with respect to any Liquidity Funding:  (a) for the first 30 days such Liquidity Funding is outstanding, the greater of (i) the All-In Percentage, and (ii) the rate at which the Program Fee is computed, and (b) thereafter, 1.00%.

“Arrangement Fee” means the upfront fee specified in numbered paragraph 1 of the Co-Agents’ Fee Letter.

“Assignment Agreement” has the meaning specified in Section 13.1(b).

“Authorized Officer” shall mean, with respect to the Seller, the Servicer or the Originator, its chairman, its chief executive officer, its president, any of its senior vice presidents, any of its vice presidents, its treasurer or any of its assistant treasurers who, in each instance, has been duly and validly authorized by all necessary corporate action to execute the applicable agreement, document, instrument or certificate, or to take any other authorized action.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute or statutes.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time equal, for any day, to the sum of (a) the higher of (i) the rate of interest announced publicly by the applicable Co-Agent, from time to time, as its prime rate or base rate for such day, or (ii) ½ of one percent per annum above the Federal Funds Effective Rate for such day, plus (b) the Applicable Margin.

“Broken Funding Costs” means, for any Receivable Interest of a Conduit which:  (a) has its Capital reduced without compliance by the Seller with the notice requirements hereunder or in the case of a Receivable Interest of TPF while it is not a Pool-Funded Conduit, which has its Capital reduced in an amount that exceeds the amount of any Related Commercial Paper maturing on the Proposed Reduction Date, (b) is not prepaid in the amount specified in a Reduction Notice on the date specified therein or (c) is assigned or otherwise transferred by such Conduit to its respective Liquidity Banks under a Funding Agreement or terminated prior to the date on which it was originally scheduled to end, an amount equal to, the excess, if any, of (A) the CP Costs that would have accrued during the remainder of the applicable commercial paper tranche periods determined by the applicable Co-Agent to relate to such Receivable Interest subsequent to the date of such reduction, assignment or termination (or in respect of clause (b) above, the date such prepayment was designated to occur pursuant to the applicable Reduction Notice) of the Capital of such Receivable Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Receivable Interest, the amount of CP Costs actually accrued during the remainder of such period on such Capital for the new Receivable Interest, and (y) to the extent such Capital is not allocated to another Receivable Interest of such Conduit, the income, if any, actually received during the remainder of such period by the holder of such Receivable Interest from investing the portion of such principal not so allocated.

“BTMU” has the meaning specified in the preamble.

“Business Day” means any day on which banks are not authorized or required to close in Kingsport, Tennessee, New York, New York or Charlotte, North Carolina and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Calculation Period” means each period from (and including) the first day of each calendar month to (and including) the last day of such calendar month; provided that the initial Calculation Period hereunder shall be the period from (and including) the date of the initial Purchase hereunder to (and including) the last day of the calendar month in which the date of such initial Purchase occurred.

“Capital” means, at any time with respect to any Purchaser, the sum of the aggregate Purchase Prices paid to the Seller by such Purchaser, minus the sum of the aggregate amount of Collections and other payments received by the applicable Co-Agent for such Purchaser which in each case are applied to reduce such Capital.

“Cash Management Agreement” has the meaning set forth in the Sale Agreement.

“Change of Control” means:

(a)           a change in control of the Originator of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 1(a) of the Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change in Control shall be deemed to have occurred at such time as (i) any “person” within the meaning of Section 14(d) of the Exchange Act, other than the Originator, a Subsidiary of the Originator, or any employee benefit plan(s) sponsored by the Originator or any Subsidiary of the Originator, is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 30% or more of the combined voting power of the outstanding securities of the Originator ordinarily having the right to vote at the election of directors, or (ii) individuals who constituted the Board of Directors of the Originator on the date of this Agreement (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof; provided further that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Originator’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Originator in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board; or

(b) the Originator shall cease to own, free and clear of all Adverse Claims, all of the outstanding shares of voting stock of the Seller on a fully-diluted basis.

“Charged-Off Receivable” means any Receivable or any portion of such a Receivable:  (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(e) (as if references to the Seller therein refer to such Obligor); or (ii) which, consistent with the Credit and Collection Policy, should be written off the Seller’s books as uncollectible.

“Co-Administrative Agent” means STRH in its capacity as Co-Administrative Agent for the Purchasers pursuant to Article XI, and not in its individual capacity or as TPF Agent, and any successor Co-Administrative Agent appointed by the Purchasers.

“Co-Agent” means the TPF Agent or the Victory Agent.

“Co-Agents’ Fee Letter” means that certain letter agreement dated as of July 9, 2008 between the Seller and the Co-Agents, in each case, as amended, restated and/or otherwise modified from time to time.

“Collection Account” means each of the Lock-Box Accounts, the Direct Wire Account, the Depositary Account and, when and if applicable, the New Concentration Account.

“Collection Agreement” means, in the case of any actual or proposed Collection Account and any New Concentration Account that is established pursuant to Section 7.1(l)(ii), an agreement in a form reasonably acceptable to the Seller, the applicable Collection Bank and the Administrative Agent giving the Administrative Agent control over such account for the benefit of the Purchasers.

“Collection Bank” means, at any time, any of the banks or other financial institutions holding one or more Lock-Boxes or Collection Accounts.

“Collection Notice” means a notice from the Administrative Agent to a Collection Bank in the form attached to the applicable Collection Agreement.

“Collection Notice Event” means (a) the occurrence of any Potential Servicer Default under Section 9.1(e), (b) the occurrence with respect to the Originator of any event of the type described in Section 9.1(e) (but without regard to the 60-day grace period included in the last clause thereof) or (c) the occurrence of any Servicer Default.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper” means promissory notes of a Conduit issued in the commercial paper market.

“Commitment” means, for each Liquidity Bank, the commitment of such Liquidity Bank to purchase its Pro Rata Share of its Group’s Percentage of the Receivable Interests from the Seller in the aggregate, the amount set forth opposite such Liquidity Bank’s name on the signature pages of this Agreement, as such amount may be modified in accordance with the terms hereof.

“Concentration Limit” means:

(a) for all Receivables the Obligor of which, if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States, in either case, that require payment within 66-90 days after the original invoice date therefor, an amount equal to 5% of the aggregate Outstanding Balance of all Eligible Receivables at such time, and

(b) for any Obligor and its Affiliates considered as if they were one and the same Obligor, “Obligor Concentration Limit” means, at any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

Short-Term S&P Rating	Long-Term S&P Rating	Short-Term Moody’s Rating	Long-Term Moody’s Rating	Allowable % of Eligible Receivables Net Balance
A-1+	AAA	P-1	Aaa	10%
A-1	AA+, AA, AA- or A+	P-1	Aa1, Aa2, Aa3 or A1	8%
A-2	A, A- or BBB+	P-2	A2, A3 or Baa1	6%
A-3	BBB or BBB-	P-3	Baa2 or Baa3	5%
Below A-3 or Not Rated by either S&P or Moody’s	Below BBB- or Not Rated by either S&P or Moody’s	Below P-3 or Not Rated by either S&P or Moody’s	Below Baa3 or Not Rated by either S&P or Moody’s	2.5%

; provided, however, that (a) if any Obligor has a split rating, the applicable rating will be the lower of the two, (b) if any Obligor is not rated by either S&P or Moody’s, the applicable  Concentration Limit shall be the one set forth in the last line of the table above, and (c) upon Seller’s request from time to time, the Agents may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may require consent of the rating agencies that rate the Conduits’ Commercial Paper, may be conditioned upon an increase in the Required Reserve Factor Floor, and/or may be cancelled by the Administrative Agent at the request of either Co-Agent upon not less than five (5) Business Days’ written notice from the Agents to the Seller Parties.

“Conduit” has the meaning specified in the preamble.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” means with respect to any Receivable, any agreement, contract or other writing (other than, in each of the foregoing cases, an Invoice) with respect to the sale of goods or provision of services by the Originator to an Obligor.

“CP Costs” means:

(a)           for TPF at any time while it is not a Pool-Funded Conduit, for each day, the sum of (i) discount accrued on the Related Commercial Paper outstanding on such day at the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which such Related Commercial Paper has been or may be sold by any placement agent or commercial paper dealer selected by TPF (or the TPF Agent on its behalf), plus (ii) any and all accrued commissions and charges of placement agents and dealers, and issuing and paying agent fees incurred, in respect of such Related Commercial Paper for such day, plus (iii) other borrowings by TPF with respect to any Receivable Interest, including, without limitation, borrowings to fund small or odd dollar amounts thereof that are not easily accommodated in the commercial paper market; and

(b)           for each Pool-Funded Conduit for each day, the sum of (i) discount or interest accrued on Pooled Commercial Paper of such Pool-Funded Conduit on such day, plus (ii) any and all accrued commissions in respect of placement agents and dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs (or similar costs) related to the prepayment of any investment of such Conduit, as applicable, pursuant to the terms of any receivable purchase or financing facilities funded substantially with Pooled Commercial Paper of such Pool-Funded Conduit.  In addition to the foregoing costs, if the Seller shall request any Purchase by a Pool-Funded Conduit during any period of time determined by the applicable Co-Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Receivable Interest, the Capital associated with any such Receivable Interest shall, during such period, be deemed to be funded by such Pool-Funded Conduit in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such principal.

“Credit Agreement” means that certain Amended and Restated Five-Year Credit Agreement dated as of April 3, 2006 by and among the Originator, the lenders and issuing banks from time to time party thereto, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers, JPMorgan Chase Bank, N.A., as syndication agent, Deutsche Bank AG New York Branch and Wachovia Bank, National Association, as documentation agents, and Citicorp USA, Inc., as administrative agent thereunder, as the same may be amended, restated or otherwise modified or replaced from time to time.

“Credit and Collection Policy” means the Seller’s credit and collection policies and practices relating to Invoices and Receivables existing on the date hereof, as modified from time to time in accordance with this Agreement.

“Cut-Off Date” means the last day of a Calculation Period.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate outstanding balance of Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Deemed Collections” means the aggregate of the following amounts:

(a)           If on any day the Outstanding Balance of a Receivable is (i) reduced as a result of any rejected or returned goods, any cash discount, any Rebill or any adjustment by the Seller (other than a reduction due to a volume discount which was previously deducted in determining the Outstanding Balance of such Receivable), (ii) reduced as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (iii) is otherwise reduced as a result of any of the factors set forth in the definition of “Dilutions,” the Seller shall be deemed to have received a Collection in the amount of such reduction, and

(b)           If on any day any of the representations or warranties in Sections 5.1(g), (i) or (m) is no longer true with respect to a Receivable, the Seller shall be deemed to have received a Collection in an amount equal to the Outstanding Balance of such Receivable.

The Seller hereby agrees to pay all Deemed Collections promptly to the Servicer for application on the Settlement Date immediately succeeding the event which gave rise thereto.

“Default Ratio” means, at any time, an amount expressed as a percentage equal to (i) the sum of (A) the Outstanding Balance of all Receivables that were unpaid for 91-120 days after the original due date as of the most recent Cut-Off Date, plus (B) the aggregate Outstanding Balance of all Receivables that became Charged-Off Receivables during such Calculation Period divided by (ii) the gross amount of sales during the Calculation Period that ended five (5) months prior to the first day of the month described in clause (i).

“Defaulted Receivable” means a Receivable:  (i) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment; (ii) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(e) (as if references to any Seller Party therein refer to such Obligor); (iii) as to which the Obligor thereof, if a natural person, is deceased; or (iv) which has been identified by the Originator as uncollectible.

“Delinquency Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) of (i) the aggregate Outstanding Balance of all Delinquent Receivables as of the Cut-Off Date for such Calculation Period, to (ii) the aggregate Outstanding Balance of all Receivables as of the Cut-Off Date for such Calculation Period.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days but less than 91 days from the original due date for such payment.

“Demand Advances” means that portion of the demand loans or advances of Purchaser Collections made pursuant to the Cash Management Agreement, and accrued and unpaid interest on such loans and advances.

“Depositary Account” means the Seller’s account no.                             in Kingsport, Tennessee, or any account established in substitution therefor with a bank that executes a Collection Agreement for the purpose of receiving deposits of Collections which are sent directly to the Seller or the Originator (and which may contain funds of the Seller or the Originator in addition to Collections).

“Dilution Horizon Factor” means, at any time, a percentage equal to (i) the gross amount of sales during the mostly recently ended Calculation Period, divided by (ii) the aggregate Net Receivables Balance at the end of the Calculation Period then most recently ended.

“Dilution Ratio” means, at any time, a percentage equal to (i) the aggregate amount of Dilutions which occurred during the Calculation Period then most recently ended, divided by (ii) the aggregate amount of Receivables originated during the Calculation Period one month prior to the Calculation Period then most recently ended.

 “Dilution Reserve” means, on any date, an amount equal to (i) the Dilution Reserve Percentage, multiplied by (ii) the Net Receivables Balance as of the opening of business of the Servicer on such date.

“Dilution Reserve Percentage” means as of any date of determination the percentage calculated in accordance with the following formula:

DRP = [(2 x ADR) + [(HDR - ADR) x (HDR/ADR)]] x DHF

where:

DRP = the Dilution Reserve Percentage;

ADR = the average of the monthly Dilution Ratios occurring during the 12 most recent calendar months;

HDR = the highest average three-month Dilution Ratio occurring during the 12 most recent calendar months; and

DHF = the Dilution Horizon Factor at such time.

“Dilutions” means, at any time, the aggregate amount of reductions in the Outstanding Balances of the Receivables as a result of any setoff, discount, adjustment, Rebill or otherwise, other than (i) volume discounts, (ii) cash Collections on account of the Receivables, and (iii) charge-offs; provided, however, that for purposes of this definition, the net of cancellations and Rebills during a month shall never be greater than $0 even if Rebills exceed cancellations.

“Direct Wire Account” means the Seller’s account no.                                     or any account established in substitution therefor with a bank that executes a Collection Agreement for the purposes of receiving Collections which are paid by automated clearing house (ACH) or wire transfer.

“Discount” means, for any Tranche Period relating to Receivable Interests of the Liquidity Banks:

DR x C x AD
360

where:

DR	=	the Discount Rate for such Tranche Period;

C	=	the amount of Capital allocated to the Receivable Interests associated with such Tranche Period; and

AD	=	the actual number of days elapsed during such Tranche Period.

“Discount Rate” means the LIBO Rate or the Base Rate, as applicable with respect to a Tranche Period relating to Receivable Interests of the Liquidity Banks.

“Discount Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Base Rate as of the most recent Cut-Off Date times (iii) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360 times (iv) the Net Receivables Balance.

“Early Collection Fee” means, for any Receivable Interest held by a Liquidity Bank which (i) has its Capital reduced, or (ii) has its Receivable Interest assigned pursuant to a Funding Agreement (which shall be deemed to create a new Tranche Period), or (iii) has its Tranche Period terminated prior to the date on which it was originally scheduled to end or (iv) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice, the excess, if any, of (A) the Discount that would have accrued during the remainder of the Tranche Period subsequent to the date of such reduction or termination (or in respect of clause (iv) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) on the Capital of such Receivable Interest if such reduction or termination had not occurred or Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Receivable Interest, the Discount actually accrued during such period on such Capital for the new Receivable Interest, and (y) to the extent such Capital is not allocated to another Receivable Interest, the income, if any, actually received during such period by the holder of such Receivable Interest from investing the portion of such Capital not so allocated.  In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to the Seller the amount of such excess.  All Early Collection Fees shall be due and payable hereunder on the Settlement Date immediately following demand therefor.

“Eligible Receivable” means, at any time:

(1)           a Receivable which is denominated and payable only in United States dollars in the United States,

(2)           a Receivable the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States, (b) is not an Affiliate of any of the parties hereto, (c) is not a government or a governmental subdivision or agency, and (d) is not a Sanctioned Person,

(3)           a Receivable the Obligor of which is not the Obligor of Receivables of which more than 50% of the aggregate Outstanding Balance constitute Defaulted Receivables,

(4)           a Receivable which is not a Defaulted Receivable,

(5)           subject to the limitation set forth in clause (a) of the definition of “Concentration Limit,” a Receivable which arises under a Contract that requires payment within 90 days after the original invoice date therefor and has not had its payment terms extended,

(6)           a Receivable which is an “account” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,

(7)           a Receivable evidenced by an Invoice which arises under a non-executory contract, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable by the Seller and its assignees against such Obligor in accordance with its terms,

(8)           a Receivable evidenced by an Invoice that contains an obligation to pay a specified sum of money, contingent only upon the sale of the underlying goods or services by the Originator,

(9)           a Receivable which is not subject to any right of rescission, set-off (in respect of all or any portion of the Outstanding Balance thereof then being proposed for inclusion in Net Receivables Balance as of any date), counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor or the Originator or any other Adverse Claim,

(10)           a Receivable as to which the Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

(11)           a Receivable all right, title and interest to and in which has been validly transferred by the Originator directly to the Seller under and in accordance with the Sale Agreement, and the Seller has good and marketable title thereto free and clear of any Adverse Claim,

(12)           a Receivable which, together with the Invoice related thereto, was created in compliance with any applicable underlying contract, and does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in any material respect which would limit the collectibility of such Receivable or give rise to a claim for money damages against the Originator, the Seller or any of the Seller’s assignees and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(13)           a Receivable which satisfies, in all material respects, all applicable requirements of the Credit and Collection Policy,

(14)           a Receivable which was generated in the ordinary course of the Originator’s business in connection with the sale of chemicals, plastics, fibers and related products and services to the applicable Obligor by the Originator, and

(15)           a Receivable as to which the Administrative Agent has not notified the Seller that the Agents have reasonably determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable is evidenced by an Invoice that is not acceptable to the Agents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excess Concentration Balances” means, on any day, the portion of the aggregate Outstanding Balance of Receivables owing from an Obligor and its Affiliates (considered as if they were a single Obligor) as shown on the most recent Monthly Report, which exceeds the applicable Concentration Limit or Special Concentration Limit.

“Existing Concentration Account” means the Originator’s account no.                                                           , or any account established in substitution therefor upon not less than fifteen (15) Business Days’ prior written notice to the Administrative Agent, accompanied by any necessary amendments to Collection Agreements which reference funds being swept or transferred each Business Day from Collection Accounts into such existing concentration account.

“Face Value” means, when used with reference to any Commercial Paper issued by Victory, the face amount stated therein in the case of any Commercial Paper note issued on a discount basis, and the principal amount stated therein plus the amount of all interest accruing on such Commercial Paper note from the date of its issue to its stated maturity date in the case of any Commercial Paper note issued on an interest-bearing basis.

“Facility Termination Date” means the earliest to occur of (a) the Liquidity Termination Date, (b) the date on which a Servicer Default of the type described in Section 9.1(e) occurs, (c) the date designated by either the Administrative Agent or the Co-Administrative Agent after consultation with the other on behalf of the Purchasers in a written notice to the Seller following the occurrence of a Servicer Default other than as described in Section 9.1(e), (d) the date designated by the Seller in a written notice delivered to the Agents not less than 10 Business Days (or, if longer, the Required Notice Period) prior to such proposed termination date, and (e) the day on which the conditions precedent set forth in Section 6.2 are not satisfied with respect to a Reinvestment.

“Federal Funds Effective Rate” means:

(a)           for the Victory Group for any day, an interest rate per annum equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by BTMU from three federal funds brokers of recognized standing selected by it; and

(b)           for the TPF Group, for any day, an interest rate per annum equal to the greater of (i) the average rate per annum as determined by SunTrust at which overnight federal funds are offered to SunTrust for such day by major banks in the interbank market, and (ii) if SunTrust is borrowing overnight funds from a Federal Reserve Bank on such day, the average rate per annum at which such overnight borrowings are made on such day.

Each determination of the Federal Funds Effective Rate by BTMU or SunTrust shall be conclusive and binding on the Seller in the absence of manifest error.

“Fee Letters” means the Administrative Agent’s Fee Letter and the Co-Agents’ Fee Letter.

“Finance Charges” means, with respect to any Invoice, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Invoice.

“Funding Agreement” means any agreement or instrument executed by any Funding Source with or for the benefit of a Conduit.

“Funding Source” means (i) any Liquidity Bank or (ii) any insurance company, bank or other financial institution providing liquidity, credit enhancement or back-up purchase support or facilities to a Conduit.

“GAAP” means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

“Group” means the TPF Group or the Victory Group, as the case may be.

“Group Limit” means, for each Group, $100,000,000.

“Incremental Purchase” means any purchase of a Receivable Interest which increases the total outstanding Capital hereunder.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, and (vii) Contingent Obligations.

“Intended Characterization” means, for income tax purposes, the characterization of the acquisition by the Purchasers of Receivable Interests as a loan or loans by the Purchasers to the Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections.

“Invoice” means, collectively, with respect to any Receivable:  (i) any paper or electronic bill, statement or invoice for goods sold or services rendered by the Originator to an Obligor, and (ii) any instrument or chattel paper now or hereafter evidencing all or any portion of the same, but in all instances excluding Contracts.

“Late Charge” means with respect to any amount due and payable by the Seller hereunder or under the Fee Letters, an amount equal to the greater of (i) $1000 and (ii) interest on any such amount at a rate per annum equal to 2% above the Base Rate accruing from and including the date that such amount was due to and excluding the date that such amount is paid; provided, however, that such interest rate will not at any time exceed the maximum rate permitted by applicable law.

“LIBO Rate” means, for any Tranche Period, the rate per annum equal to the sum of (a)(i) LIBOR divided by (ii) one minus the Reserve Requirement (expressed as a decimal), if any, applicable to such Tranche Period plus (b) the Applicable Margin per annum.  The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

“LIBOR” means, for each Group for any Tranche Period, the rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the Capital of the related Receivable Interest offered for a term comparable to such Tranche Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address “US0001M <Index> Q <Go>” for one-month Tranche Periods, “US0003M <Index> Q <Go>” for three-month Tranche Periods, and “US0006M <Index> Q <Go>“ for six-month Tranche Periods effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Tranche Period, provided that if no such offered rates appear on such page, LIBOR for such Tranche Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the applicable Co-Agent, at approximately 10:00 a.m. (New York time), two Business Days prior to the first day of such Tranche Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Tranche Period in an amount comparable to such Capital.

“Liquidity Bank” means a TPF Liquidity Bank or a Victory Liquidity Bank.

“Liquidity Funding” means (a) the portion of any Receivable Interest that is purchased by the Administrative Agent on behalf of a Conduit’s Liquidity Banks pursuant to Section 1.1, and (b) the portion of any Receivable Interest that is put to or financed by a Conduit’s Liquidity Banks pursuant to a Funding Agreement.

“Liquidity Termination Date” means July 8, 2009.

“Lock-Box” means a locked postal box maintained by the Seller to which a bank who has executed a Collection Agreement has been granted exclusive access for the purposes of retrieving and processing payments made on the Receivables.

“Lock-Box Account” means the deposit account of the Seller that is associated with each Lock-Box.

“Loss Horizon Factor” means, at any time, a percentage equal to (i) the gross amount of sales during the five (5) Calculation Periods then most recently ended, divided by (ii) the aggregate Net Receivables Balance at the end of the Calculation Period then most recently ended.

“Loss Reserve” means an amount equal to the product of the Loss Reserve Percentage multiplied by the Net Receivables Balance.

“Loss Reserve Percentage” means at any time the percentage calculated in accordance with the following formula:

LRP = 2 x LHF x DR

where:

LRP           = the Loss Reserve Percentage;

LHF           = the Loss Horizon Factor; and

DR           = the highest three month rolling average of the Default Ratios occurring during the 12 most recent calendar months.

 “Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Seller Party, (ii) the ability of any Seller Party or the Originator to perform its obligations under the Transaction Documents to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any Collection Agreement relating to a Lock-Box Account or Collection Account into which a material portion of Collections are deposited, (iv) the Administrative Agent’s interest, on behalf of the Purchasers, in the Receivables generally or in any significant portion thereof, (v) the collectibility of the Receivables generally or of any material portion of the Receivables, or (vi) the financial condition or operations of the Originator.

“Material Subsidiary” means each Subsidiary of the Performance Indemnitor which meets any of the following conditions: (a) the Performance Indemnitor and its other Subsidiaries, investments in and advances to such Subsidiary exceed 10% of the total assets of the Performance Indemnitor and its Subsidiaries consolidated as of the end of the most recently completed fiscal year, (b) the Performance Indemnitor’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% of the total assets of the Performance Indemnitor and its Subsidiaries consolidated as of the end of the most recently completed fiscal year, or (c) the Performance Indemnitor’s and its other Subsidiaries’ equity in the income from the continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles (excluding non-recurring items and special charges) of such Subsidiary exceeds 10% of such income of the Performance Indemnitor and its Subsidiaries consolidated for the most recently completed fiscal year.

“Material Unfunded Pension Amount” means an unfunded benefit liability in excess of $50,000,000 as of the most recent valuation date under a tax-qualified benefit plan covered by Title IV of ERISA where the funding requirements are (or could legally be) the responsibility of the Seller and/or the Originator.

“Monthly Report” means a report, in substantially the form of Exhibit V hereto (appropriately completed), furnished by the Servicer to the Agents pursuant to Section 8.5.

“Net Eligible Receivables” means, on any date of determination, the aggregate Outstanding Balance of all Eligible Receivables at such time less the Allowance for Volume Incentives at such time.

 “Net Receivables Balance” means, at any time,  the amount of Net Eligible Receivables at such time less the aggregate amount of all Excess Concentration Balances and less the aggregate amount of sales taxes payable included in such Outstanding Balances.

“Net Worth” means, as of the last Business Day of each Calculation Period preceding any date of determination, (a) the aggregate Outstanding Balance of the Receivables at such time, minus (b) the sum of (i) the aggregate Capital outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“New Concentration Account” has the meaning specified in Section 7.1(l)(ii).

“Obligations” has the meaning specified in Section 3.1.

“Obligor” means a Person obligated to make payments pursuant to an Invoice.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Originator” means Eastman Chemical Company, a Delaware corporation.

“Other Costs” has the meaning specified in Section 10.3.

“Other Customers” has the meaning specified in Section 10.3.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof, less the sum of:  (a) any interest or finance charges thereon, without regard to whether any of the same shall have been capitalized, and (b) any allowances for volume discounts granted or to be granted thereon.

“Percentage” means, for each Group (a) on any date of determination on which no Receivable Interests are outstanding, the ratio of such Group’s Group Limit to the Purchase Limit, and (b) on any date of determination on which any Receivable Interests are outstanding, the ratio of the aggregate Capital outstanding from the Purchasers in such Group to the aggregate Capital outstanding from all Purchasers in both Groups.

“Performance Indemnitor” means the Originator.

“Performance Indemnity” means an Amended and Restated Performance Indemnity in the form of Exhibit VIII hereto, duly executed by the Performance Indemnitor in favor of the Administrative Agent and the Purchasers.

“Person” means an individual, partnership, corporation, limited liability company, joint venture, association, trust, or any other entity, or organization, including a government or political subdivision or agent or instrumentality thereof.

“Pooled Commercial Paper” means Commercial Paper notes of a Pool-Funded Conduit subject to any particular pooling arrangement by such Pool-Funded Conduit, but excluding Commercial Paper issued by such Pool-Funded Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Pool-Funded Conduit.

“Pool-Funded Conduit” means (a) Victory, and (b) solely from and after the date, if any, when TPF or the TPF Agent delivers written notice to the Seller that TPF will begin pool funding, TPF.

“Potential Servicer Default” means an event which, with the expiration of a grace period without cure or the giving of notice, or both, would constitute a Servicer Default.

“Program Fee” has the meaning specified in the Co-Agents’ Fee Letter.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Pro Rata Share” means, for each Liquidity Bank, the Commitment of such Liquidity Bank divided by the aggregate of the Commitments of the Liquidity Banks in its Group.

“Purchase” means the sale by the Seller hereunder to the Administrative Agent for the benefit of the Groups of a Receivable Interest.  Each Purchase shall either be an Incremental Purchase or a Reinvestment.

“Purchase Date” means each Business Day on which an Incremental Purchase or a Reinvestment occurs pursuant to the terms of this Agreement.

“Purchase Limit” means $200,000,000.

“Purchase Notice” has the meaning specified in Section 1.2

“Purchase Price” means, with respect to any Incremental Purchase of a Receivable Interest, the amount paid to the Seller for such Receivable Interest which shall not exceed the least of:  (i) the amount requested by the Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable Purchase Date, and (iii) the excess, if any, of the Net Receivables Balance on the applicable Purchase Date over the aggregate outstanding amount of Capital.

“Purchaser” means a Conduit or a Liquidity Bank.

“Purchaser Collections” means an undivided percentage interest in each Collection and Deemed Collection equal to the Receivable Interest.

“Rebill” means, with respect to any Receivable, any cancellation of the applicable Invoice and reissuance of a replacement Invoice therefor in a different amount.

“Receivable” means all rights to payment for goods sold or services performed by the Originator, but only to the extent such right to payment is either an account or a payment intangible (as each of the foregoing terms is used in Article 9 of the UCC) and includes, without limitation, the obligation to pay any Finance Charges with respect to all of the foregoing.  Rights to payment arising from any one transaction, including without limitation, rights to payment represented by an individual Invoice, shall constitute a Receivable separate from a Receivable consisting of the rights to payment arising from any other transaction; provided, however, that a Rebill shall not be deemed to be the creation of a new Receivable and shall instead be deemed to be an amendment and restatement of the original Receivable and related Invoice; and provided, further, that any right to payment referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or the Originator treats such right to payment as a separate payment obligation.

“Receivable Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable.  Each such undivided percentage interest shall equal:

C
NRB - AR
where:

C           =           the Capital of such Receivable Interest.
NRB           =           the Net Receivables Balance.
AR           =           the Aggregate Reserves.

“Receivables Purchase Facility” means any receivables purchase agreement, loan agreement or other similar contracted arrangement to which a Conduit is a party relating to the transfer, purchase or financing of receivables or other financial assets.

“Records” means, with respect to any Receivable, all Invoices and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable (but solely to the extent of such Receivable or any Related Security therefor), excluding, however, (a) any Contracts, and (b) any other documents, information or writings (other than Invoices) which relate to confidential, proprietary, nonpublic or commercially sensitive matters.

“Redacted Copy” means, with respect to (a) any Contract or (b) any Record (other than an Invoice) that contains confidential, proprietary, nonpublic or commercially sensitive information, a photocopy or facsimile copy thereof as to which the Seller has redacted only such confidential, proprietary, nonpublic or commercially sensitive information.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Reinvestment” has the meaning specified in Section 3.2.

“Related Commercial Paper” means any Commercial Paper of TPF (other than Pooled Commercial Paper) issued by TPF or deemed issued  by TPF (or the TPF Agent on its behalf) for purposes of financing or maintaining any Receivable Interest of TPF, including any discount, yield or interest thereon.

“Related Security” means, with respect to any Receivable:

(i)           all of the Seller’s interest in the goods (if any), the sale of which gave rise to such Receivable,

(ii)           all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable (but solely to the extent of such Receivable), whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements (if any) describing any collateral securing such Receivable,

(iii)           all guaranties of all or any portion of such Receivable (whether pursuant to the Contract related to such Receivable or otherwise) and all government insurance policies or other third-party insurance policies or surety bonds insuring payment of all or any portion of such Receivable, in each of the foregoing cases, solely to the extent of such Receivable,

(iv)           all Records related to such Receivable,

(v)           all of the Seller’s right, title and interest in, to and under the Sale Agreement, the Cash Management Agreement and the Demand Advances made pursuant to the Cash Management Agreement; and

(vi)            all proceeds of any of the foregoing.

“Required Capital Amount” has the meaning set forth in the Sale Agreement.

“Required Liquidity Banks” means, at any time, Liquidity Banks with Commitments in excess of 66-2/3% of the Purchase Limit.

“Required Notice Period” means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period
up to $25,000,000	2 Business Days
> $25,000,000	3 Business Days

“Required Reserve Factor Floor” means, for any Calculation Period, the sum (expressed as a percentage) of (a) 10.0% plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Factor, in each case, as of the immediately preceding Cut-Off Date.

“Reserve Requirement” means, as to either Group, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is actually imposed against its Co-Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Seller now or hereafter outstanding, and (v) any payment of management fees by the Seller.

“Sale Agreement” means that certain Second Amended and Restated Receivables Purchase and Sale Agreement dated as of July 14, 2005, by and between the Originator, as seller, and the Seller, as buyer, as the same may be further amended, restated and/or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/ index.html, or as otherwise published from time to time.

“Sanctioned Person” means (a) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Seller” has the meaning specified in the preamble.

“Seller Parties” means (a) the Seller and (b) at any time while Eastman Chemical Financial Corporation or one of its Affiliates is acting as the Servicer, the Servicer.

“Servicer” means at any time the Person then authorized pursuant to Article VIII of this Agreement to service, administer and collect Receivables.

“Servicer Default” has the meaning specified in Section 9.1.

“Servicer Fee” means, for each day in a Calculation Period:

(a) an amount equal to (i) the Servicer Fee Percentage (or, at any time while Eastman Chemical Financial Corporation or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between Seller and the Servicer on an arms’ length basis based on then prevailing market terms for similar services), times (ii) the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times (iii) 1/360; or

(b) on and after the Servicer’s reasonable request made at any time when Eastman Chemical Financial Corporation or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (i) 110% of such Servicer’s reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (ii) the number of days in the current Calculation Period.

 “Servicer Fee Percentage” means 1.0% or such other percentage as may be agreed upon between the Administrative Agent and the Servicer as an arms-length rate for the Servicer Fee.

“Servicer Fee Reserve” means an amount equal to the product of (i) the Servicer Fee Percentage, times (ii) the Net Receivables Balance, times (iii) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

“Settlement Date” means the 5th Business Day following each Cut-Off Date.

“Settlement Period” means, for any Settlement Date, the immediately preceding Calculation Period.

“Subordinated Loan” has the meaning set forth in the Sale Agreement.

“Subordinated Note” has the meaning set forth in the Sale Agreement.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Seller.

“STRH” has the meaning specified in the preamble.

“SunTrust” has the meaning specified in the preamble.

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Termination Event” shall have the meaning set forth in the Sale Agreement.

“3-Month Average Default Ratio” means, on any date of determination, the average of the Default Ratios for the three Calculation Periods then most recently ended.

“3-Month Average Delinquency Ratio” means, on any date of determination, the average of the Delinquency Ratios for the three Calculation Periods then most recently ended.

“3-Month Average Dilution Ratio” means, on any date of determination, the average of the Dilution Ratios for the three Calculation Periods then most recently ended.

“TPF” has the meaning specified in the preamble.

“TPF Agent” means STRH in its capacity as agent for the TPF Group under the Transaction Documents and its successors in such capacity.

“TPF Group” has the meaning specified in the preamble.

“TPF Liquidity Bank” means SunTrust and its assigns.

“Tranche Period” means, with respect to any Receivable Interest held by a Liquidity Bank:

(a)           if Discount for such Receivable Interest is calculated on the basis of the LIBO Rate, a period of one month, or such other period as may be mutually agreeable to the applicable Co-Agent and the Seller, commencing on a Business Day selected by the Seller or such Co-Agent pursuant to this Agreement.  Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b)           if Discount for such Receivable Interest is calculated on the basis of the Base Rate, a period commencing on a Business Day selected by the Seller, provided that no such period shall exceed 30 days.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of a Tranche Period corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day.  In the case of any Tranche Period for any Receivable Interest of which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Tranche Period shall end on the Facility Termination Date.  The duration of each Tranche Period which commences after the Facility Termination Date shall be of such duration as selected by the Administrative Agent.

“Transaction Documents” means, collectively, this Agreement, the Fee Letters, the Sale Agreement, the Subordinated Note, the Performance Indemnity, each Collection Agreement and all other instruments, documents and agreements executed and delivered by the Seller or the Originator in connection with this Agreement or the Sale Agreement, but excluding Contracts.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unused Fee” has the meaning specified in the Co-Agents’ Fee Letter.

 “Victory” has the meaning specified in the preamble.

“Victory Agent” means BTMU in its capacity as agent for the Victory Group under the Transaction Documents and its successors in such capacity.

“Victory Group” has the meaning specified in the preamble.

“Victory Liquidity Bank” means BTMU and its assigns.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of/New York, and not specifically defined herein, are used herein as defined in such Article 9.

Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Sale Agreement.

Exhibit II

Chief Executive Office; Place(s) of Business; Records Locations; FEIN

Chief Executive Office

200 South Wilcox Drive
Kingsport, Tennessee  37662

Locations of Records

200 South Wilcox Drive
Kingsport, Tennessee  37662

Federal Taxpayer ID #

62-1707446

Exhibit III

Collection Accounts

Exhibit IV

Form of Compliance Certificate

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Purchase Agreement dated as of July 9, 2008, among Eastman Chemical Financial Corporation, as  “Seller” and initial “Servicer,” various Purchasers, SunTrust Robinson Humphrey, Inc., as TPF Agent and as Co-Administrative Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Victory Agent and Administrative Agent (the “Agreement”).  Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.           I am the duly elected   of the Seller;

2.           I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and the Receivables during the period ended _____________; and

3.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Servicer Default or a Potential Servicer Default, as each such term is defined under the Agreement, during or at the end of the aforementioned period[, except as set forth below].

[Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Seller has taken, is taking, or proposes to take with respect to each such condition or event:]

The foregoing certifications, together with the computations set forth in Schedule I hereto in support hereof, are made and delivered on and as of [insert date].

[Name]

Schedule of Computations under Sections 9.1(j)-(l)
in Support of Compliance Certificate
of Eastman Chemical Financial Corporation dated ___________________

Exhibit V

Form of Monthly Report

Exhibit VI

Form of Purchase Notice

[Date]

SunTrust Robinson Humphrey, Inc.,
  as TPF Agent and Co-Administrative Agent

__________________________

__________________________

Attention: ______________________________

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch,
  as Victory Agent and Administrative Agent

__________________________

__________________________

Attention: ______________________________

Re:           PURCHASE NOTICE

Ladies and Gentlemen:

The undersigned refers to the Amended and Restated Receivables Purchase Agreement, dated as of July 9, 2008 (the “Receivables Purchase Agreement,” the terms defined therein being used herein as therein defined), among the undersigned, as Seller and initial Servicer, Three Pillars Funding LLC, Victory Receivables Corporation, SunTrust Bank, SunTrust Robinson Humphrey, Inc., as TPF Agent and Co-Administrative Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, individually, as Victory Agent and as Administrative Agent, and hereby gives you notice, irrevocably, except as otherwise provided in Section 1.2 of the Receivables Purchase Agreement, that the undersigned hereby requests a Purchase under the Receivables Purchase Agreement, and in that connection sets forth below the information relating to such Purchase (the “Proposed Purchase”) as required by Section 1.2 of the Receivables Purchase Agreement:

(a)           The Business Day of the Proposed Purchase is [insert Purchase Date], which date is at least two (2) Business Days after the date hereof.

(b)           The requested aggregate Purchase Price in respect of the Proposed Purchase is $_________________, of which the TPF Group’s Percentage will be $__________ (the “TPF Group Price”) and the Victory Group’s Percentage will be $___________.

(c)           The requested Purchasers in respect of the Proposed Purchase are TPF and Victory.

(d)           While TPF is not a Pool-Funded Conduit (check either or both, as applicable):

☐           Until further notice, TPF please place [all] Related Commercial Paper [in an amount sufficient to fund $_________ of the TPF Group Price, together with any accrued and unpaid discount on maturing Related Commercial Paper] with overnight maturities.

☐           TPF please place Related Commercial Paper in an amount sufficient to fund $_________ of the TPF Group Price that matures on _____________, 20__ [not more than 60 days].  At maturity, in the absence of further instructions, TPF please place all Related Commercial Paper, together with any accrued and unpaid discount thereon, with overnight maturities.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Purchase (before and after giving effect to the Proposed Purchase):

(i)           the representations and warranties set forth in Section 5.1 are true and correct in all material respects on and as of the date of such Proposed Purchase as though made on and as of such date (except that the representations in Sections 5.1(j) and 5.1(l) need only be correct in all material respects as of the date of the Receivables Purchase Agreement); provided that the materiality threshold in the preceding sentence shall not be applicable with respect to any representation or warrant which itself contains a materiality threshold;

(ii)           no event has occurred and is continuing, or would result from such Proposed Purchase, that will constitute a Servicer Default or a Potential Servicer Default; and

(iii)           the Liquidity Termination Date has not occurred, the aggregate Capital of all Receivable Interests of each Group does not and will not exceed either Group’s Group Limit, and the aggregate Receivable Interests do not and shall not exceed 100%.

Very truly yours,

EASTMAN CHEMICAL FINANCIAL CORPORATION

By:
Name:
Title:

Exhibit VII

Form of Reduction Notice

[Date]

SunTrust Robinson Humphrey, Inc.,
  as TPF Agent and Co-Administrative Agent

__________________________

__________________________

Attention: ______________________________

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch,
  as Victory Agent and Administrative Agent

__________________________

__________________________

Attention: ______________________________

Re:           REDUCTION NOTICE

Ladies and Gentlemen:

The undersigned refers to the Amended and Restated Receivables Purchase Agreement, dated as of July 9, 2008 (the “Receivables Purchase Agreement,” the terms defined therein being used herein as therein defined), among the undersigned, as Seller and initial Servicer, Three Pillars Funding LLC, Victory Receivables Corporation, SunTrust Bank, SunTrust Robinson Humphrey, Inc., as TPF Agent and Co-Administrative Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, individually, as Victory Agent and as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 1.3 of the Receivables Purchase Agreement, that the undersigned wishes to make the following reduction of Capital and hereby requests the Co-Agents’ consent to such reduction:

(i)           Aggregate Reduction:  $_________________, of which the TPF Group’s Percentage will be $__________ and the Victory Group’s Percentage will be $___________.

(ii)           Proposed Reduction Date:  [Date] (which is a Settlement Date).

(iii)           Required Notice Period:   ___________________

The undersigned hereby certifies that this is the only Reduction Notice currently outstanding.  Unless you notify the undersigned and the other Agents in writing prior to the Proposed Reduction Date that you are not willing to consent to the proposed reduction, the reduction will occur as set forth above.

The Aggregate Reduction shall be paid no later than 12:00 noon (Eastern time) on the date when due in immediately available funds (it being understood that, in the case of a payment to or for the benefit of a Conduit, such deadline is required to comply with Section B(1)(a) of the DTC Operational Arrangements and the DTC Notice (B#2078-07) dated September 11, 2007).

Very truly yours,

EASTMAN CHEMICAL FINANCIAL CORPORATION

By:
Name:
Title:

Exhibit VIII

Form of Performance Indemnity

AMENDED AND RESTATED PERFORMANCE INDEMNITY

In consideration of the execution of certain agreements by the “Beneficiaries” (as defined below) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by EASTMAN CHEMICAL COMPANY, a Delaware corporation (“Eastman”), Eastman hereby agrees as follows.  Capitalized terms are used in this Amended and Restated Performance Indemnity as defined in the Amended and Restated Receivables Purchase Agreement, dated as of July 9, 2008, among Eastman Chemical Financial Corporation, as Seller and initial Servicer, Three Pillars Funding LLC and Victory Receivables Corporation, as Purchasers, SunTrust Bank, individually as a TPF Liquidity Bank, SunTrust Robinson Humphrey, Inc., as TPF Agent and as Co-Administrative Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, individually as a Victory Liquidity Bank, as Victory Agent, and as Administrative Agent (the “Administrative Agent” and, together with the Purchasers, the “Beneficiaries”), as the same may be amended, restated or otherwise modified from time to time (the “Purchase Agreement”).  Eastman Chemical Financial Corporation, solely in such capacity as the initial Servicer under the Purchase Agreement and not in its capacity as the Seller, is hereinafter referred to as “ECFC.”  Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Purchase Agreement.  This Amended and Restated Performance Indemnity amends and restates that certain performance indemnity dated July 14, 2005 by Eastman.

1.           Eastman hereby indemnifies the Beneficiaries against losses arising from any of the following (collectively, the “Indemnified Obligations”):  (i) misappropriation by ECFC or any of its agents or delegates of Purchaser Collections, (ii) misapplication by ECFC or any of its agents or delegates of Purchaser Collections, (iii) fraud by ECFC or any of its agents or delegates, (iv) material misrepresentation by ECFC or any of its agents or delegates of a material fact, or (v) impairment of the Receivables, Collections and Related Security (to the extent of the Administrative Agent’s interest therein on behalf of the Purchasers) resulting from any of the foregoing.

2.           Eastman represents and warrants that (i) the execution, delivery and performance of this Amended and Restated Performance Indemnity by Eastman do not contravene Eastman’s certificate of incorporation or by-laws, any law, rule or regulation applicable to Eastman, any material contractual restriction binding on Eastman or its property, or any order, judgment, injunction or decree binding on Eastman or its property, and do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties, (ii) this Amended and Restated Performance Indemnity has been duly executed and delivered on behalf of Eastman and is the legal, valid and binding agreement of Eastman enforceable against Eastman in accordance with its terms, (iii) there are no actions, suits or proceedings pending or, to the knowledge of Eastman, threatened against or affecting Eastman or its property which would materially adversely affect the financial condition or operations of Eastman or the ability of Eastman to perform its obligations hereunder nor is Eastman in default with respect to any material order of any court, arbitrator or governmental body, and (iv) Eastman has adequate means to obtain from ECFC on a continuing basis, all information concerning the financial condition of ECFC and the collectibility of the Receivables, and Eastman acknowledges that it is not relying on the Beneficiaries to provide such information either now or in the future.

3.           Eastman represents and covenants that it is and shall continue to be the beneficial owner, whether directly or indirectly, of 100% of each class of the issued and outstanding capital stock of ECFC.  Eastman hereby covenants that it shall not merge or consolidate with any Person except to the extent permitted by Section 5.02(b) of that certain Amended and Restated Five-Year Credit Agreement dated as of April 3, 2006 by and among Eastman, the lenders and issuing banks from time to time party thereto, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers, JPMorgan Chase Bank, N.A., as syndication agent, Deutsche Bank AG New York Branch and Wachovia Bank, National Association, as documentation agents, and Citicorp USA, Inc., as administrative agent thereunder (the “Credit Agreement”); provided, however, that to the extent such agreement is no longer in effect, references therein to “Required Lenders” and to the “Agent” thereunder shall be deemed to be references to the Co-Agents (as each such term is defined in the Purchase Agreement).

4.           Eastman covenants that it will deliver to the Agents copies of each of its reports on Forms 10-K and 10-Q which are filed with the Securities and Exchange Commission after the date hereof not later than the dates on which they are required to be delivered under the Credit Agreement (whether or not the same remains in effect), that it shall deliver to the Agents copies of its reports on Form 8-K which are filed with the Securities and Exchange Commission within 10 Business Days after the same are filed, and that it will promptly deliver such other information publicly available or generally available to any of its creditors as any of the Agents or Purchasers may from time to time reasonably request relating to its financial condition.

5.           Eastman agrees that, except for the limited nature of the Indemnified Obligations, its obligation to pay the Indemnified Obligations under this Amended and Restated Performance Indemnity shall be absolute, unconditional and irrevocable, regardless of whether the losses giving rise to the Indemnified Obligations arose, in any part, from:  (i) the invalidity, unenforceability, avoidance, subordination, discharge or disaffirmance of any of the Transaction Documents to which ECFC is a party, (ii) the absence of any attempt to or inability to recover the Indemnified Obligations from ECFC, (iii) the failure by any of the Beneficiaries to take any steps to perfect and maintain perfected, or the release of, its respective interest in any misappropriated Collections, (iv) any proceeding of the type described in Section 9.1(e) of the Purchase Agreement that hereafter is instituted by or against ECFC, or (v) any impossibility or impracticability of performance, illegality, force majeure, any act of government or other circumstances which might constitute a defense available to or a discharge of ECFC or any other circumstance, event or happening whatsoever whether foreseen or unforeseen and whether similar to or dissimilar to anything referred to above.

6.           Eastman’s obligations under this Amended and Restated Performance Indemnity shall not be limited by any valuation, estimation or disallowance made in connection with any proceedings filed by or against Eastman or ECFC under the United States Bankruptcy Code of 1978, as amended (the “Code”), whether pursuant to Section 502 of the Code or any other Section thereof.  Eastman further agrees that none of the Beneficiaries shall be under any obligation to marshal any assets in favor of or against or in payment of any or all of the Indemnified Obligations.  To the extent that ECFC makes a payment or payments to any of the Beneficiaries which payment or payments (or any part thereof) is or are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to ECFC, or its estate, trustee or receiver or any other party, including, without limitation, Eastman, under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Indemnified Obligations, or part thereof which had been paid, reduced or satisfied by such amount, shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.  Eastman waives all set-offs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Amended and Restated Performance Indemnity.  Eastman’s obligations under this Amended and Restated Performance Indemnity shall not be limited if the Beneficiaries are precluded for any reason (including, without limitation, the application of the automatic stay under Section 362 of the Code) from enforcing or exercising any right or remedy with respect to the Indemnified Obligations, and Eastman shall pay to the Beneficiaries, upon demand, the amount of the Indemnified Obligations that would otherwise have been due and payable had such rights and remedies been permitted to be exercised.

7.           Eastman waives promptness, diligence, notice of acceptance, notice of default by ECFC (except as expressly provided herein), notice of the incurrence of any Indemnified Obligation and any other notice with respect to any of the Indemnified Obligations and this Amended and Restated Performance Indemnity, the Purchase Agreement and any other document related thereto and any requirement that the Beneficiaries exhaust any right or take any action against ECFC, any other Person or any property.  EASTMAN HEREBY AGREES THAT IT SHALL HAVE NO RIGHT (WHETHER DIRECT OR INDIRECT) OF SUBROGATION (WHETHER CONTRACTUAL, UNDER SECTION 509 OF THE CODE OR OTHERWISE) TO THE CLAIMS OF THE BENEFICIARIES AGAINST ECFC, UNTIL SUCH CLAIMS ARE INDEFEASIBLY PAID IN FULL.

8.           Eastman shall pay all reasonable costs and expenses (including attorneys’ fees and expenses) paid or incurred by any of the Beneficiaries in connection with the enforcement of this Amended and Restated Performance Indemnity and the prosecution or defense of any action by or against any of the Beneficiaries in connection with this Amended and Restated Performance Indemnity, whether involving Eastman or any other Person, including a trustee in bankruptcy; provided, however, that Eastman shall have no such obligation in connection with any action brought by any Beneficiary against Eastman to the extent that Eastman is the prevailing party in the judgment rendered in any such action.  Eastman shall pay interest on all amounts owing by it under this Amended and Restated Performance Indemnity from the date of demand therefor until such obligations are paid in full, at the per annum rate equal to the sum of (a) the greater of (i) the prime rate generally announced from time to time by The Bank of Tokyo-Mitsubishi UFJ, Ltd. in the United States of America, and (ii) the prime rate generally announced from time to time by SunTrust Bank, changing when and as such rate of interest changes, plus (b) 2.0% per annum (computed for actual days elapsed on the basis of a 360-day year).

9.           This Amended and Restated Performance Indemnity shall terminate only after the repayment of the Obligations under the Purchase Agreement and indefeasible payment in full of the Indemnified Obligations, it being understood that this Amended and Restated Performance Indemnity shall not have been terminated but shall remain in full force and effect if any payment or payments (or any part thereof) made by ECFC to any of the Beneficiaries are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to ECFC, or its estate, trustee or receiver or any other party, including, without limitation, Eastman, under any bankruptcy law, state or federal law, common law or equitable cause, until such payment or payments are satisfied in full pursuant to paragraph 6.

10.           This Amended and Restated Performance Indemnity shall be interpreted, and the rights and remedies of the parties hereto determined, in accordance with the laws and decisions of the State of New York.  Wherever possible, each provision of this Amended and Restated Performance Indemnity shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amended and Restated Performance Indemnity shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amended and Restated Performance Indemnity.

11.           EASTMAN HEREBY IRREVOCABLY SUBMITS, AND BY ACCEPTING THE BENEFITS OF THIS AMENDED AND RESTATED PERFORMANCE INDEMNITY, EACH OF THE BENEFICIARIES HEREBY IRREVOCABLY SUBMITS, TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDED AND RESTATED PERFORMANCE INDEMNITY AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST EASTMAN IN THE COURTS OF ANY OTHER JURISDICTION WHEREIN ANY ASSETS OF EASTMAN MAY BE LOCATED.  ANY JUDICIAL PROCEEDING BY EASTMAN AGAINST ANY AGENT OR ANY PURCHASER OR ANY AFFILIATE OF ANY AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDED AND RESTATED PERFORMANCE INDEMNITY SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

12.           TO THE EXTENT PERMITTED BY APPLICABLE LAW, EASTMAN IRREVOCABLY WAIVES, AND, IN ACCEPTING THE BENEFITS OF THIS AMENDED AND RESTATED PERFORMANCE INDEMNITY, EACH THE BENEFICIARIES IRREVOCABLY WAIVES, ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

IN WITNESS WHEREOF, this Amended and Restated Performance Indemnity has been duly executed by Eastman as of July 9, 2008.

EASTMAN CHEMICAL COMPANY

By:
Name:
Title:

Accepted as of date above on
behalf of the Beneficiaries:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
- - -
WAIVER NO. 1

THIS WAIVER NO. 1 (this “Waiver”) is entered into as of January 26, 2009 by and among:

(a)           Eastman Chemical Financial Corporation, a Delaware corporation, as Seller and as Initial Servicer (“ECFC”),

(b)           SunTrust Robinson Humphrey, Inc., a Tennessee corporation, as TPF Agent and as co-administrative agent (the “Co-Administrative Agent”), and

(c)           The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“BTMU”) (formerly known as The Bank of Tokyo-Mitsubishi, Ltd., New York Branch), as Victory Agent and as administrative agent (the “Administrative Agent”, and together with TPF Agent and the Co-Administrative Agent, the “Agents”),

with respect to the Amended and Restated Receivables Purchase Agreement dated as of July 9, 2008 by and among the parties, Three Pillars Funding LLC, Victory Receivables Corporation, SunTrust Bank, as TPF Liquidity Bank and BTMU, individually as a Victory Liquidity Bank (as heretofore amended, the “Existing Agreement” which, as modified hereby, is hereinafter referred to as the “Agreement”).

Unless defined elsewhere herein, capitalized terms used in this Waiver shall have the meanings assigned to such terms in the Existing Agreement.

W I T N E S S E T H :

WHEREAS, ECFC has advised the Agents that a Servicer Default under Section 9.1(l) of the Existing agreement has occurred for the month ended December 31, 2008; and

WHEREAS, the Agents are willing to waiver such Servicer Default on the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

1.           Waiver.  Each of the Agents here by waives the Servicer Default which occurred as a result of a breach of Section 9.1(l) of the Existing Agreement solely for the three months ended December 31, 2008.

2.           Representations and Warranties.  In order to induce the Agents to agree to this Waiver, ECFC hereby represents and warrants that after giving effect to the waiver set forth in Section 1 above:  (a) the representations and warranties set forth in Section 5.1 of the Existing Agreement are true and correct in all material respects on and as of the date hereof,  and (b) no event has occurred and is continuing that constitutes a Servicer Default or Potential Servicer Default.

3.           Conditions Precedent.  This Waiver will become effective as of the date first above written upon (a) receipt by the Administrative Agent of executed counterparts of this Waiver, duly executed by each of the parties hereto, and (b) receipt by each of the Co-Agents of a fully earned and non-refundable waiver fee                   .

4.  CHOICE OF LAW.  THIS WAIVER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES.

5.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS WAIVER OR THE AGREEMENT.

6.  Binding Effect.  This Waiver shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).  A facsimile or .pdf copy of a signed counterpart hereof shall have the same force and effect as an original.

7.  Counterparts.  This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

<Signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed and delivered by their duly authorized officers or signatories as of the date hereof.

EASTMAN CHEMICAL FINANCIAL CORPORATION, as Seller and Initial Servicer

By:
Name:
Title:

SUNTRUST ROBINSON HUMPHREY, INC., as TPF Agent and Co-Administrative Agent

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Victory Agent and Administrative Agent

By:
Name:
Title:

AMENDMENT NO. 1 TO AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”) is entered into as of September 15, 2008 by and among:

(a)           Eastman Chemical Financial Corporation, a Delaware corporation, as Seller and as Initial Servicer (“ECFC”),

(b)           SunTrust Robinson Humphrey, Inc., a Tennessee corporation, as TPF Agent and as co-administrative agent (the “Co-Administrative Agent”), and

(c)           The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“BTMU”) (formerly known as The Bank of Tokyo-Mitsubishi, Ltd., New York Branch), as Victory Agent and as administrative agent (the “Administrative Agent”, and together with TPF Agent and the Co-Administrative Agent, the “Agents”),

with respect to the Amended and Restated Receivables Purchase Agreement dated as of July 9, 2008 by and among the parties, Three Pillars Funding LLC, Victory Receivables Corporation, SunTrust Bank, as TPF Liquidity Bank and BTMU, individually as a Victory Liquidity Bank (the “Existing Agreement” which, as amended hereby, is hereinafter referred to as the “Agreement”).

Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Existing Agreement.

W I T N E S S E T H :

WHEREAS, the parties wish to modify the Existing Agreement to remove certain Lock-Boxes and Lock-Box Accounts from Exhibit III thereto;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

1.           Amendment to Existing Agreement.  Effective September 15, 2008, Exhibit III to the Existing Agreement is hereby amended and restated in its entirety to read as set forth in Annex I hereto.

2.           Representations and Warranties.  In order to induce the Agents to agree to this Amendment, ECFC hereby represents and warrants that  (a) the representations and warranties set forth in Section 5.1 of the Existing Agreement are true and correct in all material respects on and as of the date hereof,  and (b) no event has occurred and is continuing that constitutes a Servicer Default or Potential Servicer Default.

3.           Conditions Precedent.  This Amendment will become effective as of the date first above written upon receipt by the Administrative Agent of executed counterparts of this Amendment, duly executed by each of the parties hereto.

4.  CHOICE OF LAW.  THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES.

5.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT OR THE AGREEMENT.

6.  Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

7.  Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

<Signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers or signatories as of the date hereof.

EASTMAN CHEMICAL FINANCIAL CORPORATION, as Seller and Initial Servicer

By:
Name:
Title:

SUNTRUST ROBINSON HUMPHREY, INC., as TPF Agent and Co-Administrative Agent

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Victory Agent and Administrative Agent

By:
Name:
Title:

Exhibit III

Collection Accounts

AMENDMENT NO. 2 TO AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”) is entered into as of February 18, 2009 by and among:

(a)           Eastman Chemical Financial Corporation, a Delaware corporation, as Seller and as Initial Servicer (“ECFC”),

(b)           SunTrust Robinson Humphrey, Inc., a Tennessee corporation, as TPF Agent and as co-administrative agent (the “Co-Administrative Agent”), and

(c)           The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“BTMU”) (formerly known as The Bank of Tokyo-Mitsubishi, Ltd., New York Branch), as Victory Agent and as administrative agent (the “Administrative Agent”, and together with TPF Agent and the Co-Administrative Agent, the “Agents”),

with respect to the Amended and Restated Receivables Purchase Agreement dated as of July 9, 2008 by and among the parties, Three Pillars Funding LLC, Victory Receivables Corporation, SunTrust Bank, as TPF Liquidity Bank and BTMU, individually as a Victory Liquidity Bank ([as heretofore amended, the “Existing Agreement” which, as amended hereby, is hereinafter referred to as the “Agreement”).

Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Existing Agreement.

W I T N E S S E T H :

WHEREAS, the parties wish to modify the definition of “Dilutions” in the Existing Agreement; and

WHEREAS, the Agents are willing to agree to such amendment on the terms and subject to the conditions set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

1.           Amendments to Existing Agreement.

(a)           The definition of “Dilutions” set forth in Exhibit I to the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Dilutions” means, at any time, the aggregate amount of reductions in the Outstanding Balances of the Receivables as a result of any setoff, discount, adjustment, Rebill or otherwise, other than (i) volume discounts, (ii) cash Collections on account of the Receivables, (iii) charge-offs, (iv) Intra-month Dilutions in excess of $100,000, and (v) Primester Dilution; provided, however, that for purposes of this definition, the net of cancellations and Rebills during a month shall never be greater than $0 even if Rebills exceed cancellations.

(b)           The following new definitions are hereby inserted into Exhibit I to the Existing Agreement in their appropriate alphabetical order:

“Intra-month Dilutions” means, at any time the aggregate amount of reductions in the Outstanding Balances of the Receivables as a result of any setoff, discount, adjustment that is solely a result of intra-month internal accounting and does not reflect any adjustment made to the Outstanding Balance of any invoiced Receivable payable by the applicable Obligor.

“Primester Dilution” means the one-time December 2008 credit adjustment for Primester.

2.           Representations and Warranties.  In order to induce the Agents to agree to this Amendment, ECFC hereby represents and warrants that  (a) after giving effect to the amendments set forth in Section 1 above, the representations and warranties set forth in Section 5.1 of the Existing Agreement are true and correct in all material respects on and as of the date hereof,  and (b) no event has occurred and is continuing that constitutes a Servicer Default or Potential Servicer Default.

3.           Conditions Precedent.  This Amendment will become effective as of the date first above written upon receipt by the Administrative Agent of executed counterparts of this Amendment, duly executed by each of the parties hereto.

4.  CHOICE OF LAW.  THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES.

5.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT OR THE AGREEMENT.

6.  Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).  A facsimile or .pdf copy of a signed counterpart hereof shall have the same force and effect as an original.

7.  Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

<Signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers or signatories as of the date hereof.

EASTMAN CHEMICAL FINANCIAL CORPORATION, as Seller and Initial Servicer

By:
Name:
Title:

SUNTRUST ROBINSON HUMPHREY, INC., as TPF Agent and Co-Administrative Agent

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Victory Agent and Administrative Agent

By:
Name:
Title:

AMENDMENT NO. 3 TO AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”) is entered into as of July 8, 2009 by and among:

(a)           Eastman Chemical Financial Corporation, a Delaware corporation, as Seller and as initial Servicer (“ECFC”),

(b)           SunTrust Robinson Humphrey, Inc., a Tennessee corporation, as TPF Agent and as co-administrative agent (the “Co-Administrative Agent”), and

(c)           The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, formerly known as The Bank of Tokyo-Mitsubishi, Ltd., New York Branch (“BTMU”), as Victory Agent and as administrative agent (the “Administrative Agent”, and together with TPF Agent and the Co-Administrative Agent, the “Agents”),

with respect to the Amended and Restated Receivables Purchase Agreement dated as of July 9, 2008 by and among the parties hereto, Three Pillars Funding LLC, Victory Receivables Corporation, SunTrust Bank, as TPF Liquidity Bank and BTMU, individually as a Victory Liquidity Bank (as heretofore amended, the “Existing Agreement” which, as amended hereby, is hereinafter referred to as the “Agreement”).

Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Existing Agreement.

W I T N E S S E T H :

WHEREAS, the parties hereto wish to modify several provisions of the Existing Agreement; and

WHEREAS, the Agents are willing to agree to such modifications on the terms and subject to the conditions set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

(a) Amendments to Existing Agreement.

1.1.           Section 1.4 of the Existing Agreement is hereby amended to delete the sentence “All computations of Discount, Unused Fees and Program Fees shall be made on the basis of a year of 360 days for the actual number of days elapsed” where it appears and to substitute in lieu thereof the following:

“All computations of Discount at the Base Rate shall be made on the basis of a year of  365 (or when appropriate 366) days and for the actual number of days elapsed.  All other computations of Discount, Unused Fees and Program Fees shall be made on the basis of a year of 360 days for the actual number of days elapsed.”

1.2.           Section 8.5 of the Existing Agreement is hereby amended by adding the following proviso at the end thereof:

; provided that in the event the long-term rating of the Performance Indemnitor is BBB- by Standard & Poor’s and Baa3  by Moody’s Investors Service, Inc., Servicer shall prepare and forward to Agents a Weekly Report.

1.3.           Section 9.1(j) is hereby amended and restated in its entirety to read as follows:

(j)           The 3-Month Average Default Ratio shall exceed 1.35%.

1.4.           Section 9.1(k) is hereby amended and restated in its entirety to read as follows:

(k)           The 3-Month Average Delinquency Ratio shall exceed 1.35%.

1.5.           Section 9.1(m) is hereby amended by inserting “(whether or not such default has been waived);”  after the words “its stated maturity” and before the semicolon which follows such words.

1.6.           New Sections 9.1(o),  (p) and (q) are hereby added to read as follows:

(o)           One or more judgments or decrees in an aggregate amount of $50,000,000 or more shall be entered by a court against the Performance Indemnitor and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within 30 days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees; provided, however, that any such judgment or order shall not be a default under this section if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance, with deductible or self-insured retention consistent with industry practices, between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least "A-" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order.

(p)           One or more judgments or decrees (of which an Authorized Officer of Seller has actual knowledge) in an aggregate amount of $13,474 or more shall be entered by a court against the Seller and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within 30 days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees; provided, however, that any such judgment or order shall not be a default under this section if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance, with deductible or self-insured retention consistent with industry practices, between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least "A-" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order.

(q)           On or before August 7, 2009, Administrative Agent shall not have received evidence, reasonably satisfactory to Administrative Agent and the Co-Administrative Agent, that account numbers                                    , have been added to the Collection Agreement.

1.7.           Section 14.5 of the Existing Agreement is hereby amended by adding a new subsection (c) at the end thereof to read as follows:

(c)           Notwithstanding any other express or implied agreement to the contrary, the parties agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws.  For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

1.8.           The definition of “Applicable Margin” in Exhibit I to the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” means, with respect to any Liquidity Funding,  2.50% per annum.

1.9.           The definition of “CP Costs” in Exhibit I to the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“CP Costs” means the sum of (1) solely in the case of TPF, its Program Fee, and, in the case of Victory, “0” plus (2) the following:

(a)           for TPF at any time while it is not a Pool-Funded Conduit, for each day, the sum of (i) discount accrued on the Related Commercial Paper outstanding on such day at the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which such Related Commercial Paper has been or may be sold by any placement agent or commercial paper dealer selected by TPF (or the TPF Agent on its behalf), plus (ii) any and all accrued commissions and charges of placement agents and dealers, and issuing and paying agent fees incurred, in respect of such Related Commercial Paper for such day, plus (iii) other borrowings by TPF with respect to any Receivable Interest, including, without limitation, borrowings to fund small or odd dollar amounts thereof that are not easily accommodated in the commercial paper market; and

(b)           for each Pool-Funded Conduit for each day, the sum of (i) discount or interest accrued on Pooled Commercial Paper of such Pool-Funded Conduit on such day, plus (ii) any and all accrued commissions in respect of placement agents and dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs (or similar costs) related to the prepayment of any investment of such Conduit, as applicable, pursuant to the terms of any receivable purchase or financing facilities funded substantially with Pooled Commercial Paper of such Pool-Funded Conduit.  In addition to the foregoing costs, if the Seller shall request any Purchase by a Pool-Funded Conduit during any period of time determined by the applicable Co-Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Receivable Interest, the Capital associated with any such Receivable Interest shall, during such period, be deemed to be funded by such Pool-Funded Conduit in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such principal.

 1.10.           The table in the definition of “Concentration Limit” in Exhibit I to the Existing Agreement is hereby amended (a) to delete “5%” where it appears and to substitute in lieu thereof “4.15%”; and (b) to delete “6%” where is appears and to substitute in lieu thereof “6.25%”.

1.11.           The definitions of “Dilution Reserve Percentage” and “Loss Reserve Percentage” in Exhibit I to the Existing Agreement are hereby amended to delete “2” where it appears and to substitute in lieu thereof “2.25”.

1.12.           The definition of “Discount” in Exhibit I to the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Discount” means, for any Tranche Period relating to Receivable Interests of the Liquidity Banks:

                   [ DR x C x  (AD/N)] + PF

where:

DR           =           the Discount Rate for such Tranche Period;

C           =           the amount of Capital allocated to the Receivable Interestsassociated with such Tranche Period;

AD           =           the actual number of days elapsed during such Tranche Period;

N    =               360 days when the Discount Rate is the LIBO Rate, and 365 (orwhen appropriate, 366) days when the Discount Rate is theBase Rate; and

PF =	the TPF Group’s Program Fee (solely in the case of the TPF Group) and “0” (in the case of the Victory Group).

1.13.           The definition of “Discount Reserve” in Exhibit I to the Existing Agreement are hereby amended to delete “1.5” where it appears and to substitute in lieu thereof “2.25”.

1.14.           The definition of “Liquidity Termination Date” in Exhibit I to the Existing Agreement is hereby amended to delete “July 8, 2009” where it appears and to substitute in lieu thereof “July 7, 2010”.

1.15.           The definition of “Required Reserve Factor Floor” in Exhibit I to the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Required Reserve Factor Floor” means, for any Calculation Period, the sum (expressed as a percentage) of (a) 12.5% plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Factor, in each case, as of the immediately preceding Cut-Off Date.

1.16.           The definition of  “Servicer Fee Reserve” in Exhibit I to the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Servicer Fee Reserve” means an amount equal to the product of (i) 2.25, times (ii) the Servicer Fee Percentage, times (iii) the Net Receivables Balance, times (iv) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

1.17.           The following new definition is hereby inserted into Exhibit I to the Existing Agreement in its appropriate alphabetical order:

“Weekly Report” means a report, in the form to be determined by the Agents from time to time (appropriately completed), furnished by the Servicer to the Agents pursuant to the proviso in  Section 8.5.

1.18.           Exhibit III to the Existing Agreement is hereby amended and restated in its entirety to read as set forth in Annex A hereto.

(b) Representations and Warranties.

  In order to induce the Agents to agree to this Amendment, ECFC hereby represents and warrants that  (a) after giving effect to the amendments set forth in Section 1 above, the representations and warranties set forth in Section 5.1 of the Existing Agreement are true and correct in all material respects on and as of the date hereof,  and (b) no event has occurred and is continuing that constitutes a Servicer Default or Potential Servicer Default.

(c) Conditions Precedent.

  This Amendment will become effective as of the date first above written upon receipt by the Agents of (a) executed counterparts of this Amendment, duly executed by each of the parties hereto and (b) executed counterparts of an amended and restated Co-Agents’ Fee Letter, duly executed by the parties thereto, together with any fees due thereunder.

(d) CHOICE OF LAW.

  THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES.

(e) WAIVER OF JURY TRIAL.

  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT OR THE AGREEMENT.

(f) Binding Effect.

  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).  A facsimile or .pdf copy of a signed counterpart hereof shall have the same force and effect as an original.

(g) Counterparts.

  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

<Signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers or signatories as of the date hereof.

EASTMAN CHEMICAL FINANCIAL CORPORATION, as Seller and Initial Servicer

By:
Name:
Title:

SUNTRUST ROBINSON HUMPHREY, INC., as TPF Agent and Co-Administrative Agent

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Victory Agent and Administrative Agent

By:
Name:
Title:

Annex A

Exhibit III

Collection Accounts

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